Exhibit 10.1

EXECUTION COPY

STOCK PURCHASE AGREEMENT

by and among

HORIZON HEALTH HOSPITAL SERVICES, INC.

as Purchaser,

KIDS BEHAVIORAL HEALTH, LLC

as Shareholder

and

KIDS BEHAVIORAL HEALTH OF UTAH, INC.

Dated as of December 30, 2005

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2.27	HIPAA	25
2.28	Restricted Grant and Loan Programs	26
2.29	Experimental Procedures	26
2.30	Medical Staff; Physician Relations	26
2.31	Solvency	26
2.32	No Brokers or Finders	26
2.33	Improper Payments	26
2.34	No Misrepresentations	26
2.35	No Undisclosed Liabilities	27
2.36	Conduct of Business	27
2.37	Negative Assurances	27
2.38	KIDS Alaska	28
2.39	For KIDS Foundation Lock Box	28

ARTICLE 3	REPRESENTATIONS AND WARRANTIES OF PURCHASER	28
3.1	Authority	28
3.2	Authorization/Execution	28
3.3	Organization and Good Standing; No Violation	29
3.4	Brokers and Finders	29

ARTICLE 4	CONDITIONS PRECEDENT TO OBLIGATIONS OF SHAREHOLDER	29
4.1	Accuracy of Representations and Warranties and Compliance with Obligations	29
4.2	Signing and Delivery of Instruments	30
4.3	Unfavorable Action or Proceeding	30
4.4	Governmental Authorizations	30

ARTICLE 5	CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER	30
5.1	Accuracy of Representations and Warranties and Compliance with Obligations	30
5.2	Governmental Authorizations	30
5.3	Signing and Delivery of Instruments	31
5.4	Unfavorable Action or Proceeding	31
5.5	Opinion of Counsel	31
5.6	No Material Adverse Change	31
5.7	Required Consents	31
5.8	Disclosure Schedules	31
5.9	Vesting of 401(k) Account Balances	31
5.10	Real Property Title Matters	31
5.11	Repairs	31
5.12	Employment	32
5.13	Tail Insurance	32
5.14	KIDS Alaska Lock Box; For KIDS Foundation Lock Box	32
5.15	GE Capital Lock Boxes	32
5.16	Environmental Testing	32

ARTICLE 6	POST-CLOSING MATTERS	33
6.1	Preservation and Access to Records After the Closing	33

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6.2	Provision of Benefits of Certain Contracts	33
6.3	Misdirected Payments, Etc.	34
6.4	Certain Employee Matters	34
6.5	Termination Cost Reports	35
6.6	S Corporation Status	35
6.7	Removal of Information from Shareholder’s Web Site	35
6.8	Non-Solicitation	35
6.9	401(k) Matching Testing and Contributions	35
6.10	Efforts to Collect Accounts Receivable	35
6.11	Noncompetition	36
6.12	Payroll Items	36
6.13	Taxes	36

ARTICLE 7	SURVIVAL AND INDEMNIFICATION	36
7.1	Survival	36
7.2	Indemnification of Purchaser by Shareholder	37
7.3	Indemnification of Shareholder by Purchaser	38
7.4	Method of Asserting Claims	38

ARTICLE 8	TAX AND COST REPORT MATTERS	41
8.1	Tax Matters	41
8.2	Cost Report Matters	42

ARTICLE 9	MISCELLANEOUS PROVISIONS	42
9.1	Entire Agreement	42
9.2	Further Assurances and Cooperation	42
9.3	Successors and Assigns	43
9.4	Governing Law	43
9.5	Amendments	43
9.6	Notices	43
9.7	Headings	44
9.8	Confidentiality and Publicity	44
9.9	Third Party Beneficiary	44
9.10	Expenses and Attorneys’ Fees	44
9.11	No Waiver	44
9.12	Severability	45
9.13	Counterparts	45
[Remainder of Page Intentionally Left Blank]		45

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LIST OF EXHIBITS

EXHIBIT	DESCRIPTION
A	Post-Closing Escrow Agreement
B	Opinion of Counsel for Shareholder
C	Title Commitment
D	Assignment and Assumption Agreement

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LIST OF SCHEDULES

SCHEDULE	DESCRIPTION
1.3(b)	Excluded Contracts
1.3(e)	Excluded Assets
1.4(e)	Other Obligations and Liabilities
1.12	Net Assets
2.3(c)	Consents/Conflicts
2.5	Financial Statement Matters
2.6	Tax Matters
2.7	Contracts
2.8	Property/Encumbrances
2.9	State of Assets
2.9(a)	Real Property
2.9(b)	Personal Property
2.9(d)	Leases
2.11	Intangible Property
2.12	Litigation
2.14	Insurance/Claims
2.15	Employees
2.16	Employee Benefits
2.17	Certain Interests
2.18	Intercompany Transaction
2.21	Payor Contracts
2.23	Environmental Matters
2.25	Medicare/Medicare Compliance
2.30	Medical Staff/Physician Relations
2.35	Indebtedness
2.36	Conduct of Business
2.37	Negative Assurances
5.11(a)	Repairs Needed for Certificate of Occupancy
5.11(b)	Corrective Action Plan for License
5.11(c)	Items to be Completed Before Closing
6.11	Noncompetition and Right of First Refusal Matters
7.2(a)(vii)	Indemnification by Shareholder

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TABLE OF DEFINED TERMS

Term	Page
Accounting Firm	9
Accounts Receivable	17
Affiliate	2
Agency Settlements	42
Agreement	1
Assignment and Assumption Agreement	6
Base Net Assets	8
Claim Notice	38
Closing	5
Closing Date	5
Closing Purchase Price Payment	5
COBRA Coverage	34
Code	13
Commonly Controlled Entity	20
Company	1
Contract	15
Contract and Lease Consents	6
Control	2
Cost Reports	35
Damages	37
Disclosure Schedules	2
Document Retention Period	33
Effective Time	5
Encumbrances	3
Environmental Laws	22
ERISA	20
Escrow Agent	5
Escrow Deposit	8
Escrow Funds	8
Estimated Net Assets	8
Excluded Assets	3
Excluded Contracts	3
Excluded Liabilities	4
Facility	1
For KIDS Foundation Agreement	7
For KIDS Foundation Lock Box	32
GAAP	1
GE Capital Lock Boxes	32
Government Programs	24
Governmental Approvals	6

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HIPAA	26
Indemnified Party	38
Indemnifying Party	38
Indemnity Notice	40
Intangible Property	18
Interim Balance Sheet Date	11
Inventory	17
JCAHO	23
KIDS Alaska	6
KIDS Alaska Lock Box	32
Knowledge of Purchaser	2
Knowledge of Shareholder	2
Leases	16
Licenses	16
Lock Boxes	17
Material Adverse Change	2
Material Adverse Effect	2
Net Assets	8
Net Assets Payment	8
Notice Period	39
Party	1
Permitted Encumbrances	15
Person	2
Personal Property	16
Plan	20
Post-Closing Escrow Agreement	5
Prepaids	17
Purchase Price	5
Purchaser	1
Real Property	16
Relevant Claim	37
Retained Employees	34
Retained Obligations	3
Shareholder	1
Shares	1
Superseded Agreements	42
Tail Insurance Coverage	32
Tax	14
Tax Claims	37
Third Party Claim	38
Title Commitment	15
Utah Agency	23
WARN Act	22

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STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of the 30th day of December, 2005, by and among KIDS BEHAVIORAL HEALTH, LLC, a Nevada limited liability company (“Shareholder”), HORIZON HEALTH HOSPITAL SERVICES, INC., a Delaware corporation (“Purchaser”), and KIDS BEHAVIORAL HEALTH OF UTAH, INC., a Utah corporation (the “Company”). Shareholder, Purchaser and the Company are sometimes collectively referred to herein as the “Parties” and individually referred to herein as a “Party.”

RECITALS:

A. The Company owns and operates Copper Hills Youth Center, a 126-bed adolescent residential treatment center located at 5899 West Rivendell Drive, West Jordan, Utah 84088 (the “Facility”); and

B. Shareholder owns One Thousand (1,000) shares of no par value Common Stock of the Company (collectively, the “Shares”), and the Shares constitute all the issued and outstanding capital stock of the Company; and

C. Purchaser desires to purchase the Shares from Shareholder, and Shareholder desires to sell the Shares to Purchaser for the consideration and upon the terms and conditions contained in this Agreement.

AGREEMENT:

NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises and covenants contained in this Agreement, the Parties hereto agree as follows:

ARTICLE 1

DEFINITIONS; SALE AND TRANSFER OF SHARES;

CONSIDERATION; CLOSING

1.1 Definitions. For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires,

(a) The defined terms used in this Agreement shall include the plural as well as the singular.

(b) All accounting terms not otherwise defined herein have the meanings determined in accordance with generally accepted accounting principles (“GAAP”).

(c) All references in this Agreement to designated “Articles,” “Sections” and other subdivisions are to the designated Articles, Sections and other subdivisions of the body of this Agreement.

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(d) Pronouns of either gender or neuter shall include, as appropriate, the other pronoun forms.

(e) The words “including” and “include” shall be deemed to mean in each instance “including, without limitation,” except as stated otherwise herein.

(f) The words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole, including the Exhibits and Schedules attached hereto, and not to any particular Article, Section or other subdivision.

(g) “Disclosure Schedules” shall mean the schedules attached to and constituting a part of this Agreement.

(h) “Knowledge of Purchaser,” and similar variations thereof, shall mean the actual knowledge, as of the relevant date, of Purchaser after reasonable inquiry of employees or agents of Purchaser that were involved in its due diligence review of the Company.

(i) “Knowledge of Shareholder,” and similar variations thereof, shall mean the actual knowledge, as of the relevant date, of Shareholder after reasonable inquiry of all employees of the Company or Shareholder responsible for the relevant matters.

(j) “Material Adverse Change” or “Material Adverse Effect”, when used with respect to the Company or the Facility, shall mean any material adverse change in or effect on the Company taken as a whole or the Facility, other than changes or effects that are or result from occurrences relating to the United States economy generally or the United States health care industry generally.

(k) Any reference in this Agreement to an “Affiliate” shall mean any Person directly or indirectly controlling, controlled by or under common control with a second Person. The term “Control” (including the terms “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. A “Person” shall mean any natural person, partnership, corporation, limited liability company, association, trust or other legal entity.

Capitalized terms used in this Agreement shall have the definitions assigned to such terms elsewhere in this Agreement. For ease of reference, the section containing the definition of each such capitalized term is set forth in the table of defined terms included elsewhere as a part of this Agreement.

1.2 Agreement to Sell and Purchase. Subject to the terms and conditions of this Agreement and in reliance on the representations, warranties and covenants herein set forth, at the Closing Shareholder shall sell to Purchaser, and Purchaser shall purchase from Shareholder, the Shares, free and clear of any and all liens, claims, options, charges, pledges, security interests, voting agreements or trusts, proxies, preemptive rights, rights of first refusal, encumbrances or other restrictions or interests of any kind or nature whatsoever (collectively, “Encumbrances”).

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1.3 Excluded Assets. Notwithstanding the fact that the transactions contemplated by this Agreement are structured as a stock purchase, immediately before the Effective Time, the following assets, whether owned directly or indirectly by the Company (or any of the Company’s Affiliates) shall be distributed by the Company to Shareholder (collectively, the “Excluded Assets”):

(a) all cash and cash equivalents;

(b) all contracts, agreements and arrangements of the Company not listed in Schedule 2.7, including those contracts listed in Schedule 1.3(b) (the “Excluded Contracts”);

(c) all Company records relating to the Excluded Assets and Excluded Liabilities to the extent that Purchaser does not need the same in connection with (i) the ongoing activities of the Facility, (ii) the assets of the Company which are not Excluded Assets, or (iii) the Retained Obligations, as well as all records which by law Shareholder is required to maintain in its possession;

(d) any reserves or prepaid expenses to the extent related to Excluded Assets and Excluded Liabilities;

(e) any other assets of the Company identified in Schedule 1.3(e).

1.4 Retained Obligations. Notwithstanding the fact that the transactions contemplated by this Agreement are structured as a stock purchase, the only liabilities of the Company that the Company shall retain after the Closing Date are the Retained Obligations. All of the Company’s obligations and liabilities except for the Retained Obligations shall be assigned to and assumed by Shareholder at the Closing. The Company shall retain and agree to discharge on and after the Effective Time, only the following liabilities and obligations of the Company (collectively, the “Retained Obligations”):

(a) the Contracts, but only to the extent of the obligations either arising thereunder with respect to events or periods after the Effective Time or included in the calculation of Net Assets;

(b) the Leases but only to the extent of the obligations either arising thereunder with respect to events or periods after the Effective Time or included in the calculation of Net Assets;

(c) the Company’s accounts payable and other current liabilities, but only to the extent included in the calculation of Net Assets;

(d) the Company’s obligations and liabilities as of the Closing Date in respect of salaries, wages, benefits, accrued, unpaid vacation and sick pay of the Retained Employees, and related taxes, but only to the extent included in the calculation of Net Assets; and

(e) any other obligations and liabilities identified in Schedule 1.4(e), but only to the extent included in the calculation of Net Assets.

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1.5 Excluded Liabilities. Notwithstanding anything to the contrary in Section 1.4, the Company shall not retain or remain responsible for any of the Company’s duties, obligations or liabilities that are not expressly retained by Purchaser pursuant to the terms of this Agreement, and Shareholder shall fully assume and become fully and solely responsible for all Excluded Liabilities. The Excluded Liabilities shall include (the “Excluded Liabilities”):

(a) any liabilities of the Company incurred prior to the Effective Time which are not otherwise specifically included in the Retained Obligations;

(b) all liabilities of the Company arising out of or relating to any act, omission, event or occurrence connected with the use, ownership or operation by the Company or any of its assets prior to the Effective Time, other than as specifically included in the Retained Obligations;

(c) all obligations and liabilities of the Company to the Company’s employees, including salary, wages, benefits, accrued unpaid vacation and sick pay, except to the extent retained in Section 1.4(d);

(d) all liabilities of the Company in connection with claims of professional malpractice to the extent arising out of or relating to acts, omissions, events or occurrences prior to the Effective Time;

(e) all liabilities of the Company for matching contributions for eligible beneficiaries’ 401(k) plans, Section 125 plans and other Plans and all administrative costs associated with such welfare benefit plans other than as specifically included in the Retained Obligations;

(f) all liabilities of the Company for Taxes attributable to (i) any Tax period (or portion thereof) ending on or before the Effective Time and (ii) the sale of the Shares pursuant to this Agreement;

(g) all liabilities of the Company relating to Cost Reports with respect to periods ending prior to the Effective Time and all liabilities of the Company with respect to refund, recoupment, set-off and other liabilities arising out of the billings to third party payors, including Medicare and Medicaid, for services rendered to patients of the Facility prior to the Effective Time;

(h) all liabilities of the Company for violations of any law, regulation or rule to the extent arising from acts or omissions prior to the Effective Time, including those pertaining to Medicare and Medicaid fraud or abuse;

(i) all liabilities of the Company under the Excluded Contracts;

(j) all liabilities of the Company for commissions or fees owed to any finder or broker in connection with the transactions contemplated hereunder; and

(k) all other liabilities or obligations of the Company and/or the Facility which are not Retained Obligations.

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1.6 Purchase Price. Subject to the terms and conditions of this Agreement, the aggregate purchase price to be paid by Purchaser to Shareholder for the purchase of the Shares (the “Purchase Price”) shall consist of:

(a) Eight Million Nine Hundred Fifty Thousand and 00/100 Dollars ($8,950,000.00) (the “Closing Purchase Price Payment”) which shall be payable in cash at the Closing;

(b) Four Hundred Fifty Thousand and 00/100 Dollars ($450,000.00) which shall be deposited by Purchaser in an escrow account with First American Title Insurance Company (the “Escrow Agent”), as described in Section 1.11 and

(c) the Net Assets Payment which shall be the payment determined as set forth in Section 1.12(b) and shall be paid by Purchaser or Shareholder in accordance with the terms of Section 1.12.

1.7 Closing Date. The consummation of the transactions contemplated by this Agreement (the “Closing”) shall be deemed to take place at 10:00 a.m. at the offices of Strasburger & Price, L.L.P., 901 Main Street, Suite 4400, Dallas, Texas 75202 on the date hereof provided that all conditions precedent and other matters required to be completed as of the Closing Date have been or will be completed on such date or such other date, time and place as the Parties shall mutually agree (the “Closing Date”). The Closing with respect to the transfer of the Shares, shall be deemed to have occurred and to be effective as between the Parties as of 12:01 a.m., Mountain Standard Time, on January 1, 2006 (the “Effective Time”).

1.8 Items to be Delivered by Shareholder at Closing. At or before the Closing, Shareholder shall deliver to Purchaser the following, duly executed by Shareholder (and/or the Company) where appropriate and in the form provided for below or otherwise satisfactory to Purchaser:

(a) The original certificate(s) representing the Shares, duly endorsed for immediate transfer, and appropriate stock powers with respect thereto, duly endorsed in blank by Shareholder;

(b) Post-Closing Escrow Agreement in the form of Exhibit A attached hereto (the “Post-Closing Escrow Agreement”);

(c) original certificates of existence and good standing, or comparable status, of the Company, issued by the State of Utah, dated no earlier than a date which is forty-five (45) calendar days prior to the Closing Date;

(d) an opinion of counsel for Shareholder in substantially the form attached hereto as Exhibit B;

(e) a certificate of Shareholder, executed by the President of Shareholder, certifying to Purchaser (i) that all the representations and warranties of Shareholder and the Company contained herein are true as of the Closing Date with the same effect as though made at such time, except to the extent such representations and warranties expressly relate to an

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earlier date, in which case such representations and warranties are true on and as of such earlier date, (ii) that Shareholder and the Company have in all material respects performed or complied with the covenants and agreements required of Shareholder and the Company set forth in this Agreement to be satisfied by the Closing Date and (iii) that all of the conditions contained in Article 4 have been satisfied except those, if any, waived in writing by Shareholder;

(f) certificates of the corporate Secretaries of Shareholder and the Company certifying to Purchaser (i) the incumbency of the officers of Shareholder and the appropriate officers, managers or members of the Company on the Closing Date and bearing the authentic signatures of all such Persons who shall execute this Agreement and any additional documents contemplated by this Agreement and (ii) the due adoption and text of the resolutions of the members and managers of Shareholder and the directors of the Company, authorizing the execution, delivery and performance of this Agreement and all ancillary documents and instruments by Shareholder and the Company, and that such resolutions have not been amended or rescinded and remain in full force and effect on the Closing Date;

(g) a complete release of liens and mortgages and UCC termination statements for any and all liens, mortgages, security interests, restrictions and financing statements with respect to any of the assets of the Company;

(h) Assignment and Assumption Agreement, in the form of Exhibit D attached hereto (the “Assignment and Assumption Agreement”);

(i) resignation of all directors and officers of KIDS Behavioral Health of Alaska, Inc., an Alaska taxable non-profit corporation (“KIDS Alaska”) and the appointment by such resigning KIDS Alaska directors of Purchaser’s designees to the Board of Directors of KIDS Alaska;

(j) Notice of Change of Officers or Directors form to be filed in order to evidence change of directors and officers of KIDS Alaska;

(k) all consents to the transfer of the Contracts and Leases or the change in control of the Company from the third parties listed in Schedule 2.7 and Schedule 2.8 required to transfer the Contracts and Leases to Purchaser or otherwise to approve the change in control of the Company (the “Contract and Lease Consents”);

(l) all governmental approvals and authorizations that are required for the consummation of the transactions contemplated by this Agreement and the continued operation of the Facility as currently operated by the Company thereafter (the “Governmental Approvals”);

(m) evidence of the Tail Insurance Coverage reasonably satisfactory to Purchaser;

(n) complete assignment and assumption agreement between Shareholder and the Company of that certain Agreement to Provide Mental Health Services dated March 25, 2004, by and between Shareholder and For KIDS Foundation, a Nevada corporation (the “For KIDS Foundation Agreement”); and

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(o) such other instruments, certificates, consents, affidavits (including a no-change survey affidavit) or other documents which are reasonably necessary to carry out the transactions contemplated by this Agreement and to comply with the terms hereof.

1.9 Items to be Delivered by Purchaser at Closing. At or before the Closing, Purchaser shall execute and deliver or cause to be delivered to Shareholder the following, duly executed by Purchaser where appropriate:

(a) payment of the Closing Purchase Price Payment (plus or minus the Net Assets Payment pursuant to Section 1.12(b)) on the Closing Date by wire transfer of immediately available funds to Shareholder to the account specified by Shareholder, which account Shareholder shall specify to Purchaser not less than three (3) business days prior to the Closing Date in writing;

(b) payment of the Escrow Deposit on the Closing Date by wire transfer of immediately-available funds to the Escrow Agent;

(c) a certificate of Purchaser, executed by the President or any Vice President of Purchaser, certifying to Shareholder (i) that all the representations and warranties of Purchaser contained herein are true as of the Closing Date with the same effect as though made at such time, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties are true on and as of such earlier date, (ii) that Purchaser has in all material respects performed or complied with the covenants and agreements required of Purchaser set forth in this Agreement required to be satisfied by the Closing Date and (iii) that all of the conditions contained in Article 5 have been satisfied except those, if any, waived in writing by Purchaser;

(d) a certificate of the corporate Secretary of Purchaser certifying to Shareholder (i) the incumbency of the officers of Purchaser on the Closing Date and bearing the authentic signatures of all such officers who shall execute this Agreement and any additional documents contemplated by this Agreement and (ii) the due adoption and text of the resolutions of the directors of Purchaser authorizing the execution, delivery and performance of this Agreement and all ancillary documents and instruments by Purchaser, and that such resolutions have not been amended or rescinded and remain in full force and effect on the Closing Date;

(e) original certificate of good standing, or comparable status, of Purchaser, issued by the Delaware Secretary of State dated no earlier than a date which is forty-five (45) calendar days prior to the Closing Date;

(f) the Post-Closing Escrow Agreement;

(g) the Assignment and Assumption Agreement; and

(h) such other instruments, certificates, consents or other documents which are reasonably necessary to carry out the transactions contemplated by this Agreement and to comply with the terms hereof.

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1.10 Prorations and Utilities. To the extent not included in the calculation of Net Assets or otherwise prorated pursuant to this Agreement, Purchaser and Shareholder shall prorate (as of the Effective Time), to the extent applicable to the Company, real estate and personal property lease payments, real estate and personal property taxes, assessments and other similar charges against real estate, and utility charges. If accurate allocations as to such matters cannot be made at Closing because current bills are not obtainable, the Parties shall allocate such income or expense at Closing on the best available information, subject to adjustment upon receipt of the final bill or other evidence of the applicable item of income or expense.

1.11 Escrow Deposit. At Closing, Purchaser shall deposit Four Hundred Fifty Thousand and 00/100 Dollars ($450,000.00) with the Escrow Agent, by wire transfer of immediately-available funds to the account of the Escrow Agent (the “Escrow Deposit,” and, together with all earnings thereon, the “Escrow Funds”). The Escrow Funds shall be held, invested and disbursed by the Escrow Agent as specified in and pursuant to the terms and conditions of the Post-Closing Escrow Agreement in the form of Exhibit A attached hereto.

1.12 Net Assets Settlement.

(a) As used herein, the term “Net Assets” shall mean the aggregate current assets of the Company (excluding those Excluded Assets which would otherwise be included in current assets) less the aggregate current liabilities of the Company (excluding those Excluded Liabilities which would otherwise be included in current liabilities) as of the Effective Time, all as determined in accordance with GAAP. Prepaids, inventory and deposits shall only be included in Net Assets to the extent that Purchaser determines that the Company will receive the economic benefit of such prepaid expense, inventory or deposit. As used herein, the term “Base Net Assets” means $1,441,794.57.

(b) At least fourteen (14) days prior to Closing, Shareholder shall in good faith deliver to Purchaser a reasonable estimate of Net Assets as of October 31, 2005 (“Estimated Net Assets”) and containing reasonable detail and supporting documents showing the derivation of such estimate. The principles, specifications and methodologies for determining Estimated Net Assets shall be as specified in Schedule 1.12. The “Net Assets Payment” shall equal the difference between the Estimated Net Assets and Base Net Assets. If Estimated Net Assets exceeds Base Net Assets, the Net Assets Payment shall be added to the Closing Purchase Price Payment. If Estimated Net Assets is less than Base Net Assets, the Closing Purchase Price Payment shall be reduced by the amount of the Net Assets Payment.

(c) Within one hundred ninety (190) days after the Effective Time, Purchaser shall deliver to Shareholder a determination of the Net Assets as of the Effective Time (following the same principles, specifications and methodologies used to determine the Estimated Net Assets as set forth in Schedule 1.12; provided, however, that any Accounts Receivable outstanding as of the Effective Time that remain uncollected one hundred eighty-one (181) days after the Effective Time shall not be considered a current asset as of the Effective Time and shall be disregarded for such determination of the Net Assets, and as described in Section 6.10, the Company shall promptly transfer all such uncollected Accounts Receivable to Shareholder) containing reasonable detail and supporting documents showing the derivation of such estimate. Each Party shall have full access to the financial books and records of the

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Company to confirm or audit Net Assets computations. Should Shareholder disagree with Purchaser’s determination of Net Assets, Shareholder shall notify Purchaser in writing within ten (10) days after Purchaser’s delivery of its determination of Net Assets and state the basis for its disagreement. If Shareholder and Purchaser fail to agree within thirty (30) days after Shareholder’s delivery of notice of disagreement on the amount of Net Assets, such disagreement shall be resolved in accordance with the procedures set forth in Section 1.12(d) which shall be the sole and exclusive remedy for resolving disputes relative to the determination of Net Assets. The Purchase Price shall be increased or decreased based on the difference between the actual Net Assets as of the Effective Time and the Estimated Net Assets calculated at the Closing, and within ten (10) days after the final agreement or determination of Net Assets, any excess of actual Net Assets over Estimated Net Assets shall be paid in cash by Purchaser to Shareholder by wire transfer of immediately-available funds, and any deficiency in actual Net Assets versus Estimated Net Assets shall be paid in cash to Purchaser pursuant to the Post-Closing Escrow Agreement to the extent the funds held under the Post-Closing Escrow Agreement are sufficient to fund such deficiency and if not, the amount of the remaining deficiency shall be paid in cash by Shareholder to Purchaser by wire transfer of immediately-available funds, together with interest on such amount at the rate of ten percent (10%) per annum accruing from the Effective Time until the date when such payment is made.

(d) Dispute of Adjustments. In the event that Shareholder and Purchaser are not able to agree on the actual Net Assets within thirty (30) days after Shareholder’s delivery of notice of disagreement, Shareholder and Purchaser shall each have the right to require that such disputed determination be submitted to Ernst & Young LLP, or if Ernst & Young LLP is not available for any reason or does not maintain its independent status, such other independent certified public accounting firm as Shareholder and Purchaser may then promptly mutually agree upon in writing (the “Accounting Firm”) for computation or verification in accordance with the provisions of this Agreement. The Accounting Firm shall review the matters in dispute and, acting as arbitrators, shall promptly decide the proper amounts of such disputed entries (which decision shall also include a final calculation of Net Assets). The submission of the disputed matter to the Accounting Firm shall be the exclusive remedy for resolving disputes relative to the determination of Net Assets. The Accounting Firm’s determination shall be binding upon Shareholder and Purchaser. The Accounting Firm’s fees and expenses shall be borne equally by Shareholder and Purchaser.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF SHAREHOLDER

Except as otherwise indicated on the applicable Disclosure Schedules expressly related to the particular representation, warranty or covenant stated below in this Article 2, Shareholder hereby represents, warrants and covenants to Purchaser as to the following matters as of the Closing Date:

2.1 Authority.

(a) Shareholder has full limited liability company power and authority to enter into this Agreement and all documents required to be delivered hereunder and full limited

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liability company power and authority to carry out and perform the transactions contemplated herein.

(b) The Company has full corporate power and authority to enter into this Agreement and all documents required to be delivered hereunder and full corporate power and authority to carry out and perform the transactions contemplated herein.

2.2 Authorization/Execution. All corporate, limited liability company and other actions required to be taken by Shareholder and the Company to authorize the execution, delivery and performance of this Agreement, all agreements to be executed and delivered by Shareholder and/or the Company pursuant to this Agreement, all documents executed by Shareholder and the Company which are necessary to give effect to this Agreement, and all transactions contemplated hereby have been duly and properly taken or obtained by Shareholder and the Company. No other corporate, limited liability company or other action on the part of Shareholder or the Company is necessary to authorize the execution, delivery and performance of this Agreement, all agreements to be executed and delivered by Shareholder and/or the Company pursuant to this Agreement, all documents necessary to give effect to this Agreement and all transactions contemplated herein. This Agreement and all documents delivered hereunder have been duly and validly executed and delivered by Shareholder and the Company and, assuming due and valid execution by, and enforceability against, Purchaser, this Agreement and all documents delivered hereunder constitute valid and binding obligations of Shareholder and the Company, as applicable, enforceable in accordance with their respective terms subject to (a) applicable bankruptcy, reorganization, insolvency, moratorium and other laws affecting creditors’ rights generally from time to time in effect and (b) limitations on the enforcement of equitable remedies.

2.3 Organization and Good Standing; No Subsidiaries; No Conflicts.

(a) (i) the Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Utah. The Company has full power and authority to own, operate and lease its properties and to carry on its business as now conducted. Shareholder is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Nevada; and (ii) KIDS Alaska is a non-profit non-membership corporation duly organized, validly existing and in good standing under the laws of the State of Alaska. KIDS Alaska has full power and authority to own, operate and lease its properties and to carry on its business as now conducted.

(b) The Company has no subsidiaries, whether direct or indirect. The Company has no equity interest or investment in, and does not have any other right or obligation to purchase any equity interest or other investment in, and is not a partner of or joint venturer with, any other person or entity.

(c) Except as provided in Schedule 2.3(c), the execution and delivery of this Agreement and the performance of the transactions contemplated by this Agreement and all other instruments, agreements, and certificates referenced herein to which Shareholder and the Company are or will be a Party do not (i) violate any decree or judgment of any court or governmental authority which is applicable to or binding upon Shareholder, the Company or

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KIDS Alaska; (ii) violate any law, rule or regulation applicable to Shareholder, the Company or KIDS Alaska; (iii) violate or conflict with, or result in a breach of, or constitute a default (or an event which, with or without notice or lapse of time or both, would constitute a default) under, or permit cancellation of, or result in the creation of any encumbrance upon any of the assets of the Company or KIDS Alaska or the Shares under, any contract, lease, sales order, purchase order, indenture, mortgage, note, bond, instrument, license or other agreement to which the Company, Shareholder or KIDS Alaska is a Party, or by which the Company, Shareholder or KIDS Alaska is bound; (iv) require the consent of any third party under any Contract or Lease; (v) permit the acceleration of the maturity of any indebtedness of the Company, Shareholder or KIDS Alaska; or (vi) violate or conflict with any provision of the Articles of Incorporation or Bylaws of the Company or KIDS Alaska or the Articles of Organization or Operating Agreement of Shareholder.

2.4 Title to Shares and Interests in KIDS Alaska.

(a) Shareholder is the unconditional sole legal, beneficial, record and equitable owner of the Shares, free and clear of any and all Encumbrances. Shareholder has not granted and is not a party to any agreement granting preemptive rights, rights of first refusal or any similar or comparable rights with respect to the Shares. At the Closing, Shareholder will convey to Purchaser good and valid title to the Shares, free and clear of any and all Encumbrances.

(b) Neither the Company nor KIDS Alaska have granted or are a party to any agreement granting control, preemptive rights, rights of first refusal or any similar or comparable rights with respect to KIDS Alaska. No Person has any right to direct, control, elect or remove the Board of Directors of KIDS Alaska except for the current directors of KIDS Alaska.

2.5 Financial Statements; Changes.

(a) Shareholder has delivered to Purchaser the audited balance sheets for the Company at June 30, 2004, 2003 and 2002, and the reviewed balance sheet for the Company at December 31, 2004, and the related statements of operations for the periods then ended. All such financial statements have been prepared in conformity with GAAP applied on a consistent basis throughout such periods. Such statements of operations present fairly in all material respects the results of operations of the Company for the respective periods covered, and the balance sheets present fairly in all material respects the financial condition of the Company as of their respective dates. Since December 31, 2004, there has been no change in any of the significant accounting policies, practices or procedures of the Company.

(b) Shareholder has delivered to Purchaser an unaudited balance sheet for the Company at November 30, 2005 (the “Interim Balance Sheet Date”) and the related statement of operations for the eleven (11) month period then ended. Such interim financial statements have been prepared in conformity with GAAP. The interim statement of operations presents fairly in all material respects the results of the operations of the Company for the period covered, and the interim balance sheet presents fairly in all material respects the financial condition of the Company at the Interim Balance Sheet Date. Such interim financial statements reflect all adjustments necessary for a fair presentation of the financial information contained therein other

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than normal year-end adjustments which are not material in amount in the aggregate. At the Interim Balance Sheet Date, the Company had no material liability (actual, contingent or accrued) that, in accordance with GAAP applied on a consistent basis, should have been shown or reflected on the interim balance sheet but was not.

(c) Except as set forth in Schedule 2.5, since the Interim Balance Sheet Date, whether or not in the ordinary course of business, there has not been, occurred or arisen:

(i) any change in or event affecting the Company, Shareholder or KIDS Alaska, that has had or would reasonably be expected to have a Material Adverse Effect; or

(ii) any strike or other labor dispute; or

(iii) any casualty, loss, damage or destruction (whether or not covered by insurance) of any property of the Company or KIDS Alaska that is material or that has involved or may involve a material loss to the Company or KIDS Alaska in excess of applicable insurance coverage.

2.6 Tax and Other Returns and Reports. Except as set forth in Schedule 2.6:

(a) For purposes of this Agreement, “Tax” or “Taxes” shall be defined as set forth below in Section 2.6(c) and shall include (i) any obligations under any agreements or arrangements with any other Person with respect to such amounts and including any liability for Taxes of any predecessor or previously owned entity and (ii) any liability for any Taxes as a result of being a member of an affiliated, consolidated, combined or unitary group. For purposes of this Section 2.6 and Schedule 2.6, with respect to matters pertaining to this Section 2.6, the term “Company” shall include the Company and all entities currently or previously owned, directly or indirectly, by the Company and KIDS Alaska.

(b) Tax Returns and Audits.

(i) The Company has timely filed (taking into account valid extensions of the time for filing) all Tax returns required to have been filed and all such Tax returns were true, correct and complete in all material respects. All Taxes owed by the Company (whether or not shown on any Tax return) that have become due and payable have been paid. The Company is not currently the beneficiary of any extension of time within which to file any Tax return. No claim has ever been made by an authority in a jurisdiction where the Company does not file Tax returns that it is or may be subject to taxation by that jurisdiction.

(ii) The Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, member, or other third party.

(iii) The Company and Shareholder have made available (or will make available through the date of Closing) to Purchaser (i) correct and complete copies of all Tax returns of the Company and (ii) any examination reports, statements of deficiencies and assessments by any governmental authority against or agreed to by the Company since the

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Company’s formation. The Company does not expect any authority to assess additional Taxes for any period for which Tax returns have been filed. There is no dispute or claim concerning any Tax liability of the Company claimed, threatened or otherwise raised by any authority. The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(iv) All material liabilities of the Company for any unpaid Taxes (whether or not shown to be due on any Tax return) have either (A) been accrued for or reserved on the Company financial statements in accordance with GAAP or (B) with respect to material unpaid Taxes that may have accrued since the Interim Balance Sheet Date in connection with the operation of the business of the Company have been recorded on the books of the Company in the ordinary course.

(v) There are no liens or security interests on any of the assets of the Company or the Shares that arose in connection with any failure (or alleged failure) to pay any Tax.

(vi) The Company has not filed any consent agreement under Section 341(f) of the Internal Revenue Code of 1986 (the “Code”) or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(2) of the Code) owned by the Company. No property of the Company is “tax-exempt use property” within the meaning of Section 168(h) of the Code. The Company is not a party to any lease made pursuant to former Section 168(f)(8) of the Internal Revenue Code of 1954.

(vii) The Company is not under any obligation to make a payment that will not be deductible because of the application of Sections 280G, 404, 162(m) and/or 4999 of the Code. The Company has disclosed on its Tax returns all positions taken therein that could give rise to a substantial understatement (i) of federal income tax under Code Section 6662 or (ii) of any Tax under a similar provision of state, local or foreign Tax law. The Company has not engaged in any transaction which would be treated as a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4 or otherwise been involved in a transaction which would require it to disclose a “reportable transaction.” The Company has not been a member of an affiliated group filing a consolidated federal income Tax return and does not have any liability for the Taxes of any Person (other than the Company) under Treasury Regulations Section 1.1502-6, or any similar provision of state, local or foreign law, as a transferee or successor, by contract, or otherwise. The Company has not been a party to any Tax allocation or sharing agreement. The Company is not currently and has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(viii) The Company is and has been in full compliance with all terms and conditions of any Tax exemptions, Tax holidays or other Tax reduction agreements. The consummation of the transactions contemplated herein will not have any material adverse effect on the continued validity and effectiveness of any such Tax exemption, Tax holiday or other Tax reduction agreement or order.

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(ix) Neither the Company nor any of its Subsidiaries has constituted either a “distribution corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Code Section 355 (a) in the two year prior to the date of this Agreement or (b) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Code Section 355(c)).

(x) The Company has not, with respect to any open taxable period, applied for and been granted permission to adopt a change in its method of accounting requiring adjustments under Section 481 of the Code or comparable state or foreign law.

(xi) The Company is not a partner in any entity classified as a partnership for federal income Tax purposes.

(xii) The Company has not made an election under Treasury Regulations Section 301.7701-3 with respect to any entity.

(xiii) The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending prior to, on, or after the Closing Date as a result of any deferred intercompany gain or any excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of federal state, local or foreign income Tax law).

(xiv) Since July 1, 2004, the Company has been a validly electing S corporation within the meaning of Sections 1361 and 1362 of the Code. The Company has no unpaid liability for any Tax on passive income under Code Section 1375, or for any Tax on built-in gains under Section 1375.

(xv) At all times since July 1, 2004, all of the ownership interests of Shareholder have been owned exclusively by Bill R. Vickers, and none of Shareholder or any of its Affiliates have taken any action to cause Shareholder to be treated as other than a disregarded entity for federal or state income tax purposes or any action inconsistent with Shareholder’s status as a disregarded entity for federal or state income tax purposes.

(c) “Tax” means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

2.7 Contracts. Schedule 2.7 lists each formal and informal contract, agreement or arrangement to which the Company or KIDS Alaska is a party or to which any of their respective properties are subject or by which any thereof is bound except for the Excluded Contracts (each a “Contract” and collectively, the “Contracts”). Unless otherwise so noted in Schedule 2.7, each such Contract was entered into in the ordinary course of business. True, correct and complete copies of the Contracts and any other contracts of the Company, including all amendments and supplements, have been made available to Purchaser. Each Contract is valid and subsisting;

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except as set forth in Schedule 2.7, each of the Company and KIDS Alaska, as applicable, has duly performed in all material respects all its obligations thereunder to the extent that such obligations to perform have accrued; and, except as set forth in Schedule 2.7, no breach or default, alleged breach or default, or event which would (with the passage of time, notice or both) constitute a breach or default thereunder by the Company or KIDS Alaska (or any other party or obligor with respect thereto), has occurred or as a result of the execution of this Agreement or its performance will occur. Neither the Company nor KIDS Alaska has received notices of termination of any Contract. Neither the Company nor Shareholder nor KIDS Alaska has been advised or has Knowledge that any party to any of the Contracts intends to terminate or amend any Contract at any time in the future. There are no agreements or arrangements among Shareholder and any of its Affiliates by which any current patient at the Facility or any patient of the Facility since January 1, 2004, were referred to the Facility except for agreements included in the Contracts.

2.8 Real and Personal Property; Title to Property; Leases.

(a) The Company has good and valid title, free of encumbrances in and to the Real Property, the Personal Property and the other assets of the Company, except for those exceptions and other matters set forth in Schedule B, Section 2 of the title commitment attached hereto as Exhibit C (the “Title Commitment”). Such exceptions and other matters shall be referred to herein as the “Permitted Encumbrances”. Except as shown in Schedule 2.8, all material tangible properties of the Company are in a good state of maintenance and repair (except for ordinary wear and tear) and in operating condition.

(b) The Real Property listed in Schedule 2.9(a) consists of all real property owned by the Company and all real property used in the conduct of the business of the Facility.

(c) Shareholder has heretofore made available to Purchaser a true, correct and complete copy of all of the Leases. Except as shown in Schedule 2.8, no consents are required of third parties to the change of control of the Leases arising from the transactions contemplated hereby.

(d) At Closing, the Company will hold good and valid title to the Real Property and all its other assets and a valid leasehold interest in all of the Company’s leased property, subject to no mortgage, lien, pledge, security interest, conditional sales agreement, right of first refusal, option or encumbrance, except for Permitted Encumbrances and the rights of any lessor or licensor of leased or licensed Personal Property.

(e) The Leases constitute all of the agreements to which the Company is a Party with respect to the properties which are demised pursuant thereto and pertain to all real and personal property leased by the Company and used in the conduct of the business of the Facility.

(f) As of the date hereof, all conditions precedent to the enforceability of each Lease have been satisfied and there exists no breach or default, nor state of facts which, with the passage of time, notice, or both, would result in a breach or default on the part of Shareholder or, to the knowledge of the Company, the other Party thereunder.

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(g) Shareholder has no Knowledge of, and, during the past three (3) years, the Company has not received any written notice of, non-compliance with law, zoning ordinance or other restriction with respect to any Real Property.

(h) Except as shown in Schedule 5.11(a), there is no pending or, to the Knowledge of Shareholder, threatened action that would materially interfere with the ownership, use or quiet enjoyment of any Real Property by the Company.

(i) Shareholder has no Knowledge of, and, during the past three (3) years, the Company has not received any notice of, any proposed special assessments, threatened condemnation or any proposed material changes in property tax or land use laws affecting the Real Property.

(j) The assets described in Section 2.9 constitute all of the property necessary for the Company to operate the Facility after the Effective Time in the same manner as the Company operates the Facility as of the date hereof.

2.9 Assets. On the Closing Date, the Company owns the assets listed in this Section 2.9 free and clear of all liens, such assets constitute all of the assets owned by the Company as of the Effective Time, and all of such assets shall remain assets of the Company free and clear of all liens after the Effective Time. Except as described in Schedule 2.9, all of the Company’s assets are in operating condition and in a good state of maintenance and repair. The Company’s assets as of the Effective Time include:

(a) all of the real property owned by the Company, including the real property described in Schedule 2.9(a) (such description to include a legal description and address), together with all buildings, improvements and fixtures located thereupon and all construction in progress thereon (collectively, the “Real Property”);

(b) all of the tangible personal property owned by the Company, including all equipment, furniture, fixtures, machinery, vehicles, office furnishings, and leasehold improvements, including the items listed in Schedule 2.9(b) (the “Personal Property”);

(c) all of the Company’s rights, to the extent assignable or transferable, to all licenses, permits, approvals, certificates of need, certificates of exemption, franchises, accreditations and registrations and other governmental licenses, permits or approvals issued to the Company with respect to the operation of the Facility (the “Licenses”);

(d) all of the Company’s interest in and to all real property leases and personal property leases listed in Schedule 2.9(d) (collectively, the “Leases”);

(e) all of the Company’s and KIDS Alaska’s respective interests in the Contracts;

(f) all accounts, notes, interest and other receivables of the Company and KIDS Alaska, and all claims, rights, interests and proceeds related thereto, including all accounts and other receivables arising from the rendering of services to patients at the Facility, billed and

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unbilled, recorded and unrecorded, for services provided by the Company (the “Accounts Receivable”);

(g) all advance payments, prepayments, prepaid expenses, deposits and the like which exist as of the Closing Date (the “Prepaids”);

(h) all inventories of supplies, drugs, food, janitorial and office supplies and other disposables and consumables located or held for use at the Facility (the “Inventory”);

(i) all documents, records, policy and procedure manuals, compliance programs, staff bylaws, operating manuals, files and computer software owned or used by the Company, including all patient records, medical records, employee records, financial records, equipment records, construction plans and specifications, and medical and administrative libraries;

(j) all rights in all warranties of any manufacturer or vendor in connection with the Personal Property;

(k) all goodwill and other intangible assets used or useful in connection with the business of the Facility; and

(l) the name, symbols, telephone numbers, facsimile numbers, domain names, trademarks, trade names, service marks and copyrights used with respect to the operation of the Facility, including the names “Copper Hills Youth Center” and all variants thereof and all common law trademark rights associated therewith and “KIDS Behavioral Health of Utah, Inc.”;

(m) all of the Shareholder’s, the Company’s and each of their respective Affiliates’ interests, direct and indirect, in KIDS Alaska;

(n) all of the Company’s rights with respect to its Medicare, Medicaid and other third-party provider numbers; and

(o) the exclusive ownership and control of the KIDS Alaska Lock Box, the For KIDS Foundation Lock Box and the GE Capital Lock Boxes (collectively, the “Lock Boxes”) and the exclusive ownership and control of all amounts received and deposited into the Lock Boxes after the Effective Time;

provided, however, that the assets do not include the Excluded Assets.

2.10 Capitalization of the Company. The authorized capital stock of the Company consists of One Thousand (1,000) shares of no par value Common Stock of which One Thousand (1,000) shares are validly issued and outstanding. All such outstanding shares of capital stock of the Company are fully paid and nonassessable. All of the issued and outstanding shares of capital stock of the Company are owned of record and beneficially by Shareholder. The Company has provided to Purchaser a correct and complete copy of the stock registry and stock transfer records of the Company listing all Shareholders of the Company and the outstanding share certificates and total number of shares issued to each shareholder of the Company since its inception. The Company has no other capital stock authorized for issuance and has no treasury

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shares. The Company has not purchased any shares of its capital stock from any shareholder within the three (3) year period prior to the Closing Date. There are no outstanding options, warrants, convertible instruments, or other rights, agreements, or commitments to issue or acquire any shares of common stock of the Company or any other security constituting, or convertible or exchangeable into, capital stock of the Company. The Company has not granted and is not a party to any agreement granting preemptive rights, rights of first refusal, or registration rights with respect to its outstanding or authorized capital stock or any capital stock of the Company to be issued in the future. The Company is not bound by any exclusive agency or indemnity agreement applicable to the issuance of shares of its capital stock after the Closing Date.

2.11 Intangible Property. Schedule 2.11 lists any and all computer software programs and licenses, all other licenses and sublicenses, all intellectual property, all marks and other material items of intangible property in which the Company has an interest and the nature of such interest (the “Intangible Property”). Except as shown in Schedule 2.11, the Company owns all right, title and interest in and to, or has valid and enforceable licenses to use, all the Intangible Property owned, used or held by it in connection with its business as now conducted. The Intangible Property represents all intellectual property rights necessary for the operation of its business as now conducted. Except as disclosed in Schedule 2.11, the Company does not use any Intangible Property by consent of any other person and is not required to and does not make any payments to others with respect thereto. Except as shown in Schedule 2.11, the Intangible Property of the Company is fully assignable free and clear of any encumbrances. The Company has in all material respects performed all obligations required to be performed by, and the Company is not in default in any material respect under, any contract relating to any of the foregoing. The Company has not received any notice to the effect that such intangible property or any use thereof by the Company conflicts with or infringes (or allegedly conflicts with or infringes upon) the rights of any Person. The Company currently holds the proper number and types of valid computer software licenses for each of the Company’s users at the Facility and other locations which are required under the Contracts covering such licenses.

2.12 Legal Proceedings. Except as set forth in Schedule 2.12, there is no order or action pending, or, to the Knowledge of Shareholder, threatened, against or affecting the Company, or any of its respective properties or assets. Schedule 2.12 lists each order and each action against, or that enjoins or seeks to enjoin or excludes or seeks to exclude the conduct of any activity by, the Company.

2.13 Accounting Records; Internal Controls.

(a) Accounting Records. The Company has records that accurately and validly reflect its respective transactions, and accounting controls sufficient to insure that such transactions are (i) executed in accordance with management’s general or specific authorization and (ii) recorded in conformity with GAAP so as to maintain accountability for assets.

(b) Data Processing; Access. Such records, to the extent they contain important information that is not easily and readily available elsewhere, have been duplicated, and such duplicates are stored safely and securely pursuant to procedures and techniques utilized by companies of comparable size in similar lines of business.

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2.14 Insurance. Schedule 2.14 lists all insurance policies and bonds that are maintained by the Company and indicates the type of insurance, policy number, term, identity of insurer, premiums and coverage amounts for the previous four (4) years and basic coverages (including applicable deductibles) for each such insurance policy and bond. The Company is not in default under any insurance policy or bond. The Company has timely filed claims with its respective insurers with respect to all matters and occurrences for which it believes it has coverage. Schedule 2.14 lists all claims in excess of $10,000 which have been made by the Company in the last two (2) years under any insurance policy and bond. Except as set forth in Schedule 2.14, all insurance policies and bonds are in full force and effect. Except as shown in Schedule 2.14, the Company has not received notice from any insurer or agent of any intent to cancel or not to renew any of such insurance policies and bonds. There are no outstanding requirements or recommendations by any insurance company that issued a policy with respect to any of the properties and assets of the Company or by any Board of Fire Underwriters or other body exercising similar functions or by any governmental entity requiring or recommending any action which has not been taken.

2.15 Employees.

(a) Schedule 2.15 sets forth a complete list (as of the date set forth therein) of names, positions and current annual salaries or wage rates, bonus and other compensation and/or benefit arrangements, accrued vacation, accrued paid time off and sick leave, the paid time off pay and period of service credited for vesting as of the date thereof of all full-time and part-time employees of the Company and indicating whether such employee is a part-time or full-time employee. Except as shown in Schedule 2.15, there are no employment agreements or severance agreements with employees of the Company. There are no agreements or arrangements with any employee of the Company requiring the payment of a bonus or other compensation as a result of the consummation of the transaction contemplated by this Agreement.

(b) There are no labor union or collective bargaining agreements in effect with respect to the employees of the Company. There is no unfair labor practice complaint against the Company pending, or to the Knowledge of Shareholder threatened, before the National Labor Relations Board. There is no labor strike, arbitration, dispute, slowdown or stoppage, and no union organizing campaign, pending, or to the Knowledge of Shareholder threatened by or involving the employees of the Company.

2.16 Employee Benefits.

(a) Schedule 2.16 contains a list of each pension, retirement, savings, deferred compensation, and profit-sharing plan and each bonus or other incentive plan, severance plan, health, group insurance or other welfare plan, or other similar plan and any “employee plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), under which any employee, former employee or independent contractor (or beneficiary of any employee, former employee or independent contractor) of the Company has or may have any current or future right to benefits (the term “plan” shall include any contract, agreement, policy or understanding, each such plan being hereinafter referred to in this Agreement individually as a “Plan”). Shareholder and the Company have made available to Purchaser true and complete copies of (i) each Plan and (ii) the summary plan description, if any,

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for each Plan. Each Plan intended to be tax qualified under Sections 401(a) and 501(a) of the Code either has received a favorable determination letter from the IRS or is a prototype or volume submitter plan as to which the prototype sponsor has received a favorable GUST opinion or advisory letter as described in IRS Announcement 2001-6 on which the Company is entitled to reliance on all qualification issues under IRS Announcement 2001-77, and no amendment to or failure to amend any such Plan and, to Shareholder’s or the Company’s Knowledge, no other event or circumstance has occurred that would reasonably be expected to materially and adversely affect its tax qualified status. To Shareholder’s or the Company’s Knowledge, there has been no prohibited transaction within the meaning of Section 4975 of the Code and Section 406 of Title I of ERISA with respect to any Plan as to which there is no statutory or administrative exemption. Each Plan is in full compliance with all requirements of ERISA and the Code.

(b) There are no actions pending, or, to Shareholder’s or the Company’s Knowledge, threatened, with respect to any Plan or the assets of any Plan, other than claims for benefits in the ordinary course. Each Plan has been administered in all material respects in accordance with its terms and with all applicable laws (including ERISA). Neither the Company nor any of its employees has committed or participated in any breach of any fiduciary duty under ERISA that could result in material liability to the Company.

(c) Neither Shareholder, the Company nor any Commonly Controlled Entity contributes to or has an obligation to contribute to, nor has Shareholder, the Company or any Commonly Controlled Entity at any time within six (6) years prior to the Closing contributed to or had an obligation to contribute to, either (i) a multiemployer plan within the meaning of Section 3(37) of ERISA, or (ii) any plan subject to Title IV of ERISA. Shareholder and the Company have performed timely and shall timely perform all obligations of Shareholder, the Company and each Commonly Controlled Entity, whether arising by operation of law or by contract, required to be performed under Section 4980B of the Code (or similar state law), including, but not limited to, such obligations that may arise by virtue of the transactions contemplated by this Agreement. For the purposes of this Section 2.13, “Commonly Controlled Entity”) means any corporation, trade, business, or entity under common control with Shareholder or the Company within the meaning of Section 414(b), (c), (m), or (o) of the Code or Section 4001 of ERISA.

(d) Each employee, former employee and independent contractor of the Company has been properly classified as such for all purposes under the Code and ERISA.

(e) The Company’s ceasing as of the Closing to be a member of a controlled group of corporations and entities with Shareholder and its Affiliates under Section 414(b) of the Code shall constitute a “severance from employment” of the employees of the Company within the meaning of Section 401(k)(2)(B)(i)(I) of the Code with respect to any Plan that is a 401(k) or other retirement plan qualified under Section 401(a) of the Code in which the employees of the Company participate, and such severance from employment shall under the terms of any such Plan entitle the employees of the Company to an immediate distribution of all of their accounts or other benefits under the Plan.

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2.17 Certain Interests. Except as shown on Schedule 2.17, no Affiliate of the Company, nor any officer or director of any thereof, nor any associate of any such individual, has any material interest in any property used in or pertaining to the business of the Company; no such Person is indebted or otherwise obligated to the Company; and the Company is not indebted or otherwise obligated to any such Person, except for amounts due under normal arrangements applicable to all employees generally as to salary, or reimbursement of ordinary business expenses not unusual in amount or significance. The consummation of the transactions contemplated by this Agreement will not (either alone, or upon the occurrence of any act or event, or with the lapse of time, or both) result in any benefit or payment (severance or other) arising or becoming due from the Company or the successor or assign of any thereof to any Person.

2.18 Intercompany Transactions. Schedule 2.18 contains a complete and accurate listing of all business functions and activities of the Facility which are performed, in whole or in part, by any Affiliate of the Company. Except as shown in Schedule 2.18, the Company has not engaged in any transaction with any Affiliate of the Company. Except as shown in Schedule 2.18, the Company has no liabilities or obligations to any Affiliate of the Company and no Affiliate of the Company has any liabilities or obligations to the Company.

2.19 Inventory. All Inventory of the Company is of good merchantable quality, reasonable in balance or currently usable in the ordinary course of business in all material respects. The value at which any Inventory is carried reflects the customary Inventory valuation policy of the Company for stating inventory in accordance with GAAP consistently applied.

2.20 Receivables. The Accounts Receivable arose from bona fide commercial transactions, and the financial statements referred to in Section 2.5 include all material refunds, discounts or setoffs payable or assessable with respect to such Accounts Receivable, taken as a whole. The Company adequately records on its financial statements in accordance with GAAP all estimates for future Cost Report settlements for all years open to settlement. The Company records Government Program recoupments on its financial statements as they occur in accordance with GAAP.

2.21 Third Party Payors and Suppliers. Schedule 2.21 lists the names of and describes all Contracts with and the respective percentage of the revenues of the business of the Company for the year ended December 31, 2004, attributable to the ten largest third party payors and any sole-source suppliers of significant goods or services (other than electricity, gas, telephone or water) to the business of the Company with respect to which alternative sources of supply are not readily available on comparable terms and conditions.

2.22 Worker Adjustment and Retraining Notification (WARN). Shareholder and the Company have complied with the Worker Adjustment and Retraining Notification Act, 29 U.S.C.A. §2102, et seq., as amended (the “WARN Act”), insofar as applicable to any acts or transactions with respect to and including the transactions contemplated by this Agreement.

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2.23 Environmental Compliance.

(a) The Company is in full compliance with all applicable Environmental Laws. As used herein, “Environmental Laws” shall mean all applicable federal, state or local laws relating to pollution or protection of the environment (including, without limitation, ambient air, surface water, ground water, land or surface or subsurface strata), including all federal, state or local laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes into the environment and all federal, state or local laws relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of any of the foregoing, including the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601, et seq., the Resource Conservation and Recovery Act, 42 U.S.C. § 6901, et. seq., and the rules and regulations promulgated thereunder.

(b) The Company has obtained all permits required under applicable Environmental Laws for the use, operation or ownership of the Real Property and business of the Facility and the Company. The Company is in full compliance with each such applicable permit. No federal, state or local governmental entity has notified the Company that any such permits may or will be suspended, cancelled, revoked or materially modified, or cannot be renewed in the ordinary course of business.

(c) The Company has not received from any federal, state or local governmental entity or other Person any order, directive, information request, notice of violation, notice of alleged violation, notice of noncompliance, notice of liability or potential liability, regarding compliance with, or liability or potential liability under, applicable Environmental Laws concerning any of the Real Property or the business of the Company or the Facility or any off-site disposal of a hazardous substance (including any letter or request for information under Section 104 of the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9604) or any comparable state law).

(d) No judicial proceeding, action, claim, suit, or governmental or administrative action is pending or, to the Knowledge of Shareholder, threatened, under any applicable Environmental Law pursuant to which the Company is or to the Knowledge of Shareholder could be reasonably expected to be named as a party with respect to the Real Property or the business operations of the Company or the Facility.

(e) The Company has not entered into any agreement with any federal, state or local governmental entity or any other Person pursuant to which the Company assumed responsibility for the investigation or remediation of any condition resulting from the release, treatment, storage or disposal of hazardous substances.

(f) Shareholder has disclosed and made available to Purchaser all relevant information, including all studies, site assessments, compliance audits and similar environmental reports, analyses, and test results that are in the Company’s possession, custody or control, relating to any past and present (i) environmental conditions concerning the business of the Facility or on, under or about the Real Property, (ii) use or operation of the Real Property used in or held for use in connection with the business of the Facility, and (iii) activities relating to

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hazardous substances on, or any off-site disposal of a hazardous substance from, the Real Property or used in connection with the business of the Facility. Shareholder has disclosed and made available to Purchaser any and all documents that are in the Company’s possession, custody or control relating to projected environmental expenditures for the business of the Facility and the Real Property, including capital and operating budgets and reports prepared by independent auditors or accountants and prepared by personnel, and including reports, studies or documents relating to the costs (including, anticipated capital costs and annual expenses) of compliance with Environmental Laws.

(g) Except as set forth in Schedule 2.23, there is no soil or groundwater contamination on, under, or about any Real Property except as disclosed in the environmental reports described in Section 2.23(f) above.

(h) The Company does not hold and is not required to hold a permit for the generation, treatment, storage, or disposal of hazardous waste in accordance with the Resource Conservation and Recovery Act (42 U.S.C. § 6901, et seq.).

2.24 Powers of Attorney. The Company has not given any power of attorney (irrevocable or otherwise) to any Person for any purpose, other than powers of attorney given to regulatory authorities in connection with routine qualifications to do business.

2.25 Medicare and Medicaid; Third-Party Payors; Compliance with Health Care Laws.

(a) The Facility is duly accredited by the Joint Commission on Accreditation of Healthcare Organizations (“JCAHO”) as evidenced by the Facility’s most recent JCAHO accreditation survey reports and is duly and unconditionally licensed by the State of Utah Department of Human Services (“Utah Agency”) as an Intermediate Secure Care Facility subject only to the Company’s completion of the corrective action plan described in Schedule 5.11(b). Except as described in Schedule 2.25, each of the Company and KIDS Alaska has the lawful authority and all federal, state or local governmental authorizations, certificates of authority, certificates of need, licenses or permits necessary for or required to conduct its business as such are being conducted. In order to conduct its business operations as presently conducted, neither the Company nor KIDS Alaska is required to hold any licenses, permits and other governmental approvals or authorizations except for the licenses currently held by the Company and/or KIDS Alaska as set forth in Schedule 2.25. The Licenses listed in Schedule 2.25 are in full force and effect, and each of the Company and KIDS Alaska is in full compliance in all material respects with all requirements of each license that it holds. Each of the Company and KIDS Alaska has made all material filings with governmental agencies required for the conduct of its business operations. There are no judgments, consent decrees or injunctions of any court or any governmental department, commission, agency or instrumentality by which the Company or KIDS Alaska is bound or to which the Company or KIDS Alaska is subject. The Company has not received nor, to the Knowledge of Shareholder, is the Company or KIDS Alaska subject to any notice, subpoena, demand letter, administrative inquiry or formal or informal complaint or claim from any governmental department, commission, agency or instrumentality.

(b) Without limiting the generality of the foregoing, the applicable facilities, equipment, staffing and operations of the business of the Facility satisfy in all material respects

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the accreditation standards of JCAHO, and Shareholder has previously delivered to Purchaser true, correct and complete copies of (i) the Facility’s most recent JCAHO accreditation survey report, a list of deficiencies, if any, and, if applicable, a plan of correction; (ii) the Facility’s most recent Utah Agency surveys, lists of deficiencies, if any, and, if applicable, plans of correction; (iii) the Facility’s fire marshal’s surveys for the past two (2) years and lists of deficiencies, if any; and (iv) the Facility’s boiler inspection reports for the past two (2) years and lists of deficiencies, if any. The Company has taken all reasonable steps to correct all such deficiencies and a description of any uncorrected deficiency is set forth in Schedule 2.25.

(c) The Company receives payment without restriction under Medicare and Medicaid and has a valid and current provider agreement and one or more properly issued provider numbers with each service relating to any Federal Health Care Program as such term is defined in 42 U.S.C. § 1320a-7b(f) (the “Government Programs”). All such provider numbers of the Company are listed in Schedule 2.25 by facility to the extent applicable. Except as set forth in Schedule 2.25, the Company is in compliance in all material respects with the conditions of participation for the Government Programs.

(d) The Company has timely filed in accordance with instructions from the Centers for Medicare & Medicaid Services or the applicable payor or shall cause to be timely filed in accordance with instructions from the Centers for Medicare & Medicaid Services or the applicable payor all cost reports and other reports that are required by third-party payors to have been filed or made on or before the Closing Date, including Government Programs and other insurance carriers, and, except as disclosed in Schedule 2.25, all such reports are or when filed shall be complete and accurate in all material respects. Except as disclosed in Schedule 2.25, the Company is and has been in material compliance with filing requirements with respect to cost reports of the Company, and such reports do not claim, and the Company has not received, payment or reimbursement in excess of the amount provided or allowed by applicable law or any applicable agreement, except where excess reimbursement was noted on the cost report. True and correct copies in electronic format of all such reports for the three (3) most recent fiscal years for which cost reports have been filed by the Company, and any other cost report for which a final settlement has not been issued, have been made available to Purchaser. Except as disclosed in Schedule 2.25 and except for claims, actions and appeals in the ordinary course of business, the Company has neither initiated nor received written notice of any material claims, actions or appeals pending before any commission, board or agency, including any fiscal intermediary or carrier, governmental entity, or the Administrator of the Center for Medicare & Medicaid Services, with respect to any Government Program cost reports or claims filed with any Government Program on behalf of the Company, on or before the date of this Agreement. Schedule 2.25 indicates which of such cost reports have been audited by the fiscal intermediary and finally settled.

(e) No validation review or program integrity review related to the Company, or the consummation of the transactions contemplated by this Agreement, has been conducted by any commission, board, agency or government entity in connection with the Government Programs, and to the best Knowledge of Shareholder, no such reviews are scheduled, pending or threatened against or affecting the Company or the consummation of the transactions contemplated by this Agreement.

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(f) All billing practices of the Company and KIDS Alaska to all third-party payors, including the Government Programs and private insurance companies, are and have been in compliance with all applicable laws and policies of such third-party payors and Government Programs in all material respects, and neither the Company nor KIDS Alaska has billed or received any payment or reimbursement in excess of amounts allowed by law.

(g) The Company has performed through third party contractors a review of the website of the Office of Inspector General of the United States Department of Health and Human Services and based upon such review and except as listed in Schedule 2.25, (i) no employee or independent contractor of the Company or any physician currently on the medical staff at the Facility is listed as having been, and to the Knowledge of the Company is not, excluded from participating in Medicare or any other federal health care program (as that term is defined in 42 U.S.C. § 1320a-7b(f)), and (ii) none of the business of the Facility, or the Company or the Company’s officers, directors, agents or management employees (as that term is defined in 42 U.S.C. § 1320a-5(b)), has been excluded from participating in Medicare or any other federal health care program (as that term is defined in 42 U.S.C. § 1320a-7b(f) or has been subject to sanction pursuant to 42 U.S.C. § 1320a-7a or 1320a-8 or has been convicted of a criminal offense under the Anti-Kickback Laws.

(h) In the five (5) year period immediately preceding the Closing Date, none of Shareholder, the Company or any of the Company’s employees has committed a violation of federal or state laws regulating health care fraud, including the Anti-Kickback Laws, the Stark Laws and the False Claims Act which violation relates in any respect.

2.26 Compliance Program. Shareholder has made available to Purchaser (i) a copy of the Facility’s current compliance program materials, including all program descriptions, compliance officer and committee descriptions, ethics and risk area policy materials, training and education materials, auditing and monitoring - protocols, reporting mechanisms, and disciplinary policies and (ii) copies of any written complaints received in the previous five (5) years from the date hereof from employees, independent contractors, vendors, physicians or any other Person asserting that the Facility or the Company have violated any health care fraud law or regulation, including the Anti-Kickback Laws and the Stark Laws. The Company (a) is not a party to a Corporate Integrity Agreement with the Office of Inspector General of the United States Department of Health and Human Services, (b) has no reporting obligations pursuant to any settlement agreement entered into with any Governmental Program, (c) has not been the subject of any Government Program investigation conducted by any federal or state enforcement agency during the past five (5) years, (d) has not been a defendant in any qui tam/False Claims Act litigation during the past five (5) years, or (e) has not been served with or received any written search warrant, subpoena, civil investigative demand or contact letter from any federal or state enforcement agency (except in connection with medical services provided to, or medical supplies purchased from, third parties who may be defendants or the subject of investigation into conduct unrelated to the operation of the health care businesses conducted by the Company).

2.27 HIPAA. The Company and KIDS Alaska are in compliance with the administrative simplification provisions of the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”), and the rules and regulations promulgated thereunder as of the applicable effective dates for such requirements.

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2.28 Restricted Grant and Loan Programs. The transactions contemplated by this Agreement will not result in any obligation on the Company to repay any loans, grants or loan guarantees or provide uncompensated care in consideration thereof pursuant to the Hill Burton Program or any similar statute or program with respect to the ownership or operation of the business of the Company or the Facility.

2.29 Experimental Procedures. The Company has not performed or authorized the performance of any experimental or research procedures or studies involving patients of the Facility that require the prior approval of any governmental entity that has not been obtained.

2.30 Medical Staff; Physician Relations. The Company has delivered to Purchaser complete and genuine copies of the bylaws and rules and regulations of the medical staff and medical executive committees of the Facility. Schedule 2.30 sets forth (a) the name, age and status on the medical staff of each member of the medical staff of the Facility and (b) the degree (e.g., M.D., D.O.), title specialty and board certification, if any, of each such medical staff member. Except as set forth in Schedule 2.30, there are no pending or, to Shareholder’s Knowledge, threatened disputes with the Facility medical staff members or applicants or allied health professionals, and all appeal periods in respect of any medical staff member or applicant against whom an adverse action has been taken have expired.

2.31 Solvency. The Company is not insolvent and will not be rendered insolvent as a result of any of the transactions contemplated by this Agreement. For purposes hereof, the term “solvency” means that: (a) the fair salable value of the Company’s tangible assets is in excess of the total amount of its liabilities (including for purposes of this definition all liabilities, whether or not reflected on a balance sheet prepared in accordance with GAAP, and whether direct or indirect, fixed or contingent, secured or unsecured, and disputed or undisputed); (b) the Company is able to pay its debts or obligations in the ordinary course as they mature; and (c) the Company has capital sufficient to carry on its businesses and all businesses which it is about to engage.

2.32 No Brokers or Finders. No agent, broker, finder, or investment or commercial banker, or other Person or firm engaged by or acting on behalf of Shareholder or the Company, or any of their respective Affiliates in connection with the negotiation, execution or performance of this Agreement or the transactions contemplated by this Agreement, is or will be entitled to any brokerage or finder’s or similar fee or other commission as a result of this Agreement or such transactions; except for such fees or other commissions as to which Shareholder shall have full responsibility and, with respect to such fees or commissions, Purchaser shall not have any liability.

2.33 Improper Payments. None of the Company, KIDS Alaska, Shareholder or any director, officer, employee or agent of the Company or KIDS Alaska has made any bribes, kickbacks or other illegal payments to, or received any such illegal payments from, customers, vendors, suppliers or other persons contracting with the Company or KIDS Alaska and has not proposed or offered to make or receive any such illegal payments.

2.34 No Misrepresentations. The representations, warranties and statements made by the Company and Shareholder in this Agreement (including any Schedule, Exhibit or certificate

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furnished by Shareholder or the Company in accordance with the terms of this Agreement) are true, complete and correct in all material respects and do not contain any untrue statement of a material fact or omit to state any material fact necessary to make any such representation, warranty or statement, under the circumstances in which it is made, not misleading.

2.35 No Undisclosed Liabilities. True and correct copies of all notes, agreements or other documents evidencing outstanding liabilities of the Company and KIDS Alaska have been delivered or made available to Purchaser by the Company. Except as reflected in Schedule 2.35, neither the Company nor KIDS Alaska has any indebtedness or other liabilities, whether accrued, absolute, contingent or otherwise, and whether due or to become due. Schedule 2.35 hereto sets forth each liability of the Company and KIDS Alaska.

2.36 Conduct of Business. Except as stated in Schedule 2.36, Shareholder represents and warrants that since October 31, 2005, the Company has:

(a) carried on the Company’s and KIDS Alaska’s businesses in substantially the same manner as conducted before such date and has not made any material change in personnel, operations, finance, accounting policies, Tax elections or Tax returns or Real Property or Personal Property;

(b) maintained the assets of the Company in operating condition in a manner consistent with past practices, ordinary wear and tear excepted;

(c) performed all of its material obligations under the Contracts, Leases and all other agreements;

(d) kept in full force and effect all of its insurance policies or other comparable self-insurance; and

(e) used commercially reasonable efforts to maintain and preserve the Company’s and KIDS Alaska’s business organization intact, retained all of its employees and maintained its relationships with physicians, suppliers, customers and others having business relationships with the Company or KIDS Alaska.

2.37 Negative Assurances. Except as stated in Schedule 2.37, Shareholder represents and warrants that since October 31, 2005, the Company has not and KIDS Alaska has not:

(a) amended or terminated any of the Contracts or Leases, entered into any new contract or commitment, or incurred or agreed to incur any liability;

(b) increased compensation payable or to become payable or made any bonus payment to or otherwise entered into one or more bonus agreements with any employee;

(c) created, assumed or permitted to exist any new debt, mortgage, deed of trust, pledge or other lien or encumbrance upon any of the assets of the Company;

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(d) acquired (whether by purchase or lease) or sold, assigned, leased, or otherwise transferred or disposed of any property, plant or equipment, except in the ordinary course of business with comparable replacement thereof;

(e) purchased capital assets or incurred costs in respect of construction in progress;

(f) taken any action outside the ordinary course of business; or

(g) reduced Inventory except in the ordinary course of business.

2.38 KIDS Alaska. KIDS Alaska owns no assets and has no liabilities except for its ownership of the KIDS Alaska Lock Box and its rights and obligations under its Agreement for Provision of Mental Health Outpatient Services with County of Orange, California and its Agreement to Provide Mental Health Services with the Company. KIDS Alaska has never had employees and has never had any other operations other than the items described in this Section 2.38. No Party has the right to appoint or remove the Board of Directors of KIDS Alaska or to otherwise control, directly or indirectly, KIDS Alaska.

2.39 For KIDS Foundation Lock Box. Shareholder has the exclusive right to own and control the For KIDS Foundation Lock Box. The For KIDS Foundation Lock Box is used solely to collect funds which become receivable under the For KIDS Foundation Agreement and certain other Contracts between the Company and certain California governmental agencies. Shareholder has duly assigned this agreement to the Company and, therefore, the Company is entitled to all amounts received under this Agreement including all funds deposited in the For KIDS Foundation Lock Box.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF PURCHASER

As an inducement to Shareholder to enter into this Agreement and to consummate the transactions contemplated by this Agreement, Purchaser hereby represents, warrants and covenants to Shareholder as to the following matters as of the Closing Date:

3.1 Authority. Purchaser has full corporate power and authority to enter into this Agreement and to carry out the transactions contemplated hereby.

3.2 Authorization/Execution. All corporate and other actions required to be taken by Purchaser to authorize the execution, delivery and performance of this Agreement, all documents executed by Purchaser which are necessary to give effect to this Agreement, and all transactions contemplated hereby, have been duly and properly taken or obtained by Purchaser. No other corporate or other action on the part of Purchaser is necessary to authorize the execution, delivery and performance of this Agreement, all documents necessary to give effect to this Agreement and all transactions contemplated hereby. This Agreement and all documents delivered hereunder have been duly and validly executed and delivered by Purchaser and, assuming due and valid execution by, and enforceability against, the Company and Shareholder, this Agreement and all documents delivered hereunder constitute the valid and binding obligations of Purchaser enforceable in accordance with their respective terms subject to (a)

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applicable bankruptcy, reorganization, insolvency, moratorium and other laws affecting creditors’ rights generally from time to time in effect and (b) limitations on the enforcement of equitable remedies.

3.3 Organization and Good Standing; No Violation.

(a) Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has full power and authority to own, operate and lease its properties and to carry on its business as now conducted.

(b) The execution and delivery of this Agreement and the performance of the transactions contemplated by this Agreement and all other instruments, agreements, certificates and documents contemplated hereby to which Purchaser is or will be a party do not (i) violate any decree or judgment of any court or governmental authority which may be applicable to or bind Purchaser; (ii) violate any law, rule or regulation applicable to Purchaser which would have a material adverse effect on Purchaser; (iii) violate or conflict with, or result in a breach of, or constitute a default (or an event which, with or without notice or lapse of time or both, would constitute a default) under, or permit cancellation of, any material contract, lease, sales order, purchase order, indenture, mortgage, note, bond, instrument, license or other agreement to which Purchaser is a party, or by which Purchaser is bound; (iv) permit the acceleration of the maturity of any indebtedness of Purchaser; or (v) violate or conflict with any provision of the Articles of Incorporation or Bylaws of Purchaser.

3.4 Brokers and Finders. No agent, broker, finder, or investment or commercial banker, or other Person or firm engaged by or acting on behalf of Purchaser, or any of their respective Affiliates in connection with the negotiation, execution or performance of this Agreement or the transactions contemplated by this Agreement, is or will be entitled to any brokerage or finder’s or similar fee or other commission as a result of this Agreement or such transactions; except for such fees and other commissions as to which Purchaser shall have full responsibility and, with respect to such fees or commissions, Shareholder shall not have any liability.

ARTICLE 4

CONDITIONS PRECEDENT TO OBLIGATIONS OF SHAREHOLDER

Shareholder’s obligations to sell the Shares and to close the transactions as contemplated by this Agreement shall be subject to the satisfaction of each of the following conditions on or prior to the Closing Date unless specifically waived in writing by Shareholder in whole or in part at or prior to the Closing:

4.1 Accuracy of Representations and Warranties and Compliance with Obligations. The representations and warranties of Purchaser contained in this Agreement shall have been true and correct at the date of this Agreement, and they shall be true and correct in all respects as of the Closing with the same force and effect as though made at and as of the Closing. Purchaser shall have performed and complied with all of its obligations required by this Agreement to be performed or complied with at or prior to the Closing.

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4.2 Signing and Delivery of Instruments. Purchaser shall have executed and delivered all documents, instruments and certificates required to be executed and delivered by it pursuant to the provisions of this Agreement.

4.3 Unfavorable Action or Proceeding. On the Closing Date, no orders, decrees, judgments or injunctions of any court or governmental body shall be in effect, and no claims, actions, suits, proceedings, arbitrations or investigations shall be pending or threatened, which challenge or seek to challenge, or which could reasonably be expected to prevent or cause the rescission of, the consummation of the transactions contemplated in this Agreement.

4.4 Governmental Authorizations. Shareholder, the Company and Purchaser shall have obtained all material licenses, permits, approvals, certificates of need and authorizations from governmental agencies or governmental bodies that are necessary or required for the completion of the transactions contemplated by this Agreement. Shareholder, the Company and Purchaser shall have obtained all Governmental Approvals. All consents, waivers, and estoppels of third parties which are reasonably necessary, in the opinion of Shareholder, to complete effectively the transactions herein contemplated shall have been obtained in form and substance reasonably satisfactory to Shareholder.

ARTICLE 5

CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER

Purchaser’s obligation to purchase the Shares and to close the transactions contemplated by this Agreement shall be subject to the satisfaction of each of the following conditions on or prior to the Closing Date unless specifically waived in writing by Purchaser in whole or in part at or prior to the Closing.

5.1 Accuracy of Representations and Warranties and Compliance with Obligations. The representations and warranties of Shareholder and the Company in this Agreement shall have been true and correct on the date of this Agreement, and they shall be true and correct in all respects as of the Closing with the same force and effect as though made at and as of the Closing. Shareholder and the Company shall have performed and complied with all of their respective obligations required by this Agreement to be performed or complied with at or prior to the Closing.

5.2 Governmental Authorizations. Purchaser, Shareholder and the Company shall have obtained all material licenses, permits, approvals, certificates of need and authorizations from governmental agencies or governmental bodies that are necessary or required for Purchaser to complete the transactions contemplated by this Agreement and the operation of the Facility by Purchaser after the Closing. Purchaser, Shareholder and the Company shall have obtained all material licenses, permits, approvals and authorizations from governmental agencies or governmental bodies that are necessary or required for completion of the transactions contemplated by this Agreement. All consents, waivers and estoppels of third parties which are reasonably necessary, in the opinion of Purchaser, to complete effectively the transactions herein contemplated shall have been obtained in form and substance reasonably satisfactory to Purchaser.

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5.3 Signing and Delivery of Instruments. Shareholder and the Company shall have executed and delivered all documents, instruments and certificates required to be executed and delivered pursuant to all of the provisions of this Agreement.

5.4 Unfavorable Action or Proceeding. On the Closing Date, no orders, decrees, judgments or injunctions of any court or governmental body shall be in effect, and no claims, actions, suits, proceedings, arbitrations or investigations shall be pending or threatened, which challenge or seek to challenge, or which could reasonably be expected to prevent or cause the rescission of the consummation of the transactions contemplated in this Agreement.

5.5 Opinion of Counsel. Purchaser shall have received the favorable opinion of Shareholder’s counsel dated the Closing Date, in substantially the form attached hereto as Exhibit B.

5.6 No Material Adverse Change. There shall not have been any Material Adverse Change in or affecting the Shares or the business of the Company since October 31, 2005.

5.7 Required Consents. The Contract and Lease Consents shall have been received or obtained on or prior to the Closing Date without the imposition of any burdens or conditions materially adverse to the Party or Parties entitled to the benefit thereof.

5.8 Disclosure Schedules. Shareholder and the Company shall have promptly and fully completed the Disclosure Schedules hereto.

5.9 Vesting of 401(k) Account Balances. Shareholder shall have taken all action necessary to make all of the Retained Employees 100% vested in their accounts in any Plan that is a 401(k) or other retirement plan qualified under Section 401(a) of the Code in which the Retained Employees participate.

5.10 Real Property Title Matters.

(a) Purchaser shall have received an A.L.T.A. extended Owner’s Title Policy with respect to each parcel of the Real Property issued to Purchaser covering the Real Property in the amount of the full insurable value of such parcel of the Real Property, and which contains such endorsements as are customary in the counties where such parcel of the Real Property is located and no exceptions other than the Permitted Encumbrances, and which is reasonably satisfactory to Purchaser in all respects.

(b) Shareholder shall have delivered full and complete releases in recordable form of all liens on the Real Property, and Shareholder shall have complied with all of the requirements set forth in Schedule B, Section 1 of the Title Commitment which are identified to be complied with by Shareholder or the Company and shall have removed all of the exceptions set forth in Schedule B, Section 2 of the Title Commitment which are identified as to be removed by Shareholder.

5.11 Repairs. The Company has fully obtained and has properly received (a) a temporary certificate of occupancy for the Facility from all appropriate governmental authorities which shall become a full certificate of occupancy upon completion of the items set forth on

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Schedule 5.11(a), and (b) an unconditional license from the Utah Agency to operate the Facility as an intermediate-secured residential treatment facility which is subject to the satisfactory completion of the corrective action plan contained in Schedule 5.11(b). Shareholder shall have caused the Company to have completed the actions described in Schedule 5.11(c) before Closing and such actions have been approved by the applicable licensing agency before Closing.

5.12 Employment. Purchaser has entered into agreements with Kendall Payne regarding his employment with the Company after the Effective Time.

5.13 Tail Insurance. Shareholder has purchased and prepaid all premiums due or which may become due on behalf of the Company for Tail Insurance Coverage for a period of three (3) years from the Closing Date. Shareholder shall deliver to Purchaser at the Closing a certificate of insurance evidencing the Tail Insurance Coverage. The “Tail Insurance Coverage” shall be health care services professional liability coverage with its current insurers or a financially sound and reputable insurance company selected by Shareholder (and approved by Purchaser) with limits of liability of Two Million and 00/100 Dollars ($2,000,000.00) per loss and Four Million and 00/100 Dollars ($4,000,000.00) annual aggregate, naming the Company as an insured and covering the health care services professional liability risks arising out of the Company’s operation of the Facility before the Effective Time.

5.14 KIDS Alaska Lock Box; For KIDS Foundation Lock Box.

(a) Shareholder shall take all actions necessary for Purchaser and the Company to obtain full and exclusive access and ownership to all funds relating to and lock boxes used in the business of the Company with respect to its relationship with KIDS Alaska (the “KIDS Alaska Lock Box”), and Shareholder shall deliver to Purchaser all necessary executed documents and consents to accomplish and evidence such exclusive ownership and access.

(b) Shareholder shall take all actions necessary for Purchaser and the Company to obtain full and exclusive access and ownership to all funds relating to and lock boxes used in the Shareholder’s and the Company’s business with For KIDS Foundation (the “For KIDS Foundation Lock Box”), and Shareholder shall deliver to Purchaser all necessary executed documents and consents to accomplish and evidence such exclusive ownership and access.

5.15 GE Capital Lock Boxes. Shareholder shall take all actions necessary for Purchaser and the Company to obtain full and exclusive access and ownership of all lock boxes used in the business of the Company, including any lock boxes held or used by the Company for the benefit of General Electric Capital Corporation to collect the Accounts Receivable and other amounts (collectively, the “GE Capital Lock Boxes”), and Shareholder shall deliver to Purchaser all necessary executed documents and consents to accomplish and evidence such exclusive ownership and access.

5.16 Environmental Testing. Shareholder shall deliver results of the soil sample taken by Onyx Environmental Services at the Facility which show the complete removal of and absence of stained soils in such sample to the reasonable satisfaction of Purchaser.

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ARTICLE 6

POST-CLOSING MATTERS

6.1 Preservation and Access to Records After the Closing.

(a) From the Closing Date until seven (7) years after the Closing Date or such longer period as required by law (the “Document Retention Period”), Purchaser shall cause the Company to keep and preserve all medical records, patient records, medical staff records and other required books and records which are among the assets of the Company as of the Effective Time. The Company will afford to the representatives of Shareholder, including their counsel and accountants, full and complete access to, and copies (including, without limitation, color laser copies) of, such records with respect to time periods prior to the Effective Time during normal business hours after the Effective Time, to the extent reasonably needed by Shareholder for business purposes. Purchaser acknowledges that, as a result of entering into this Agreement and owning the Shares of the Company, it will gain access to patient records and other information which are subject to rules and regulations concerning confidentiality. Purchaser shall abide by any such rules and regulations relating to the confidential information it acquires. After the expiration of the Document Retention Period, if the Company intends to destroy or otherwise dispose of any of the documents described in this Section 6.1(a), the Company shall provide written notice to Shareholder of the Company’s intention no later than forty-five (45) calendar days prior to the date of such intended destruction or disposal. Shareholder shall have the right, at their sole cost, to take possession of such documents during such forty-five (45) calendar day period. If Shareholder does not take possession of such documents during such forty-five (45) calendar day period, the Company shall be free to destroy or otherwise dispose of such documentation upon the expiration of such forty-five (45) calendar day period.

(b) Purchaser, the Company and their respective representatives shall be given access by Shareholder during normal business hours to the extent reasonably needed by Purchaser or the Company for business purposes to all documents, records, correspondence, work papers and other documents retained by Shareholder pertaining to any of the Shares or with respect to the operation of the Company prior to the Effective Time.

6.2 Provision of Benefits of Certain Contracts. If, as of the Effective Time, Shareholder has not obtained a required consent to the change of control and transfer of a Contract or Lease, or the Company is unable to enter into a new third party contract with respect to such Contract or Lease, until such consent is obtained or a new third party contract is obtained, Shareholder shall provide the Company the benefits of such Contract or Lease and cooperate in any reasonable and lawful arrangement designed to provide such benefits to the Company and shall indemnify and hold harmless Purchaser and its Affiliates for and against any and all damages as a result, directly or indirectly, of the failure to obtain any such approval or consent if any such Contract or Lease states that it is not transferable without such Party’s consent. Purchaser agrees to cause the Company to use reasonable commercial efforts to perform, on behalf of Shareholder, the obligations of the Company under such Contract or Lease or in connection therewith, but only to the extent that such action would not result in a material default under the applicable Contract or Lease and such obligation would have been an obligation of the Company had it received consent to the transfer of such Contract or Lease or

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had entered into a new third party contract on substantially similar terms as the applicable Contract or Lease.

6.3 Misdirected Payments, Etc. Shareholder covenants and agrees to remit, with reasonable promptness, to the Company any payments received, which payments are on or in respect of accounts or notes receivable owned by (or are otherwise payable to) the Company. In addition, and without limitation, in the event of a determination by any governmental or third-party payor that payments to Shareholder or the Company resulted in an overpayment or other determination that funds previously paid by any program or plan to Shareholder or the Company must be repaid, Shareholder shall be responsible for repayment of said monies (or defense of such actions) if such overpayment or other repayment determination was for services rendered prior to the Effective Time and the Company shall be responsible for repayment of said monies (or defense of such actions) if such overpayment or other repayment determination was for services rendered after the Effective Time. In the event that, following the Effective Time, the Company suffers any offsets against reimbursement under any third-party payor or reimbursement programs due to the Company, relating to amounts owing under any such programs by Shareholder or any of its Affiliates or the Company, Shareholder shall promptly upon demand from the Company pay to the Company the amounts so billed or offset.

6.4 Certain Employee Matters.

(a) Purchaser shall be entitled to cause the Company to retain any or all of the employees of the Company after the Effective Time. Any of the Company’s employees who remain employed by the Company as of or after the Effective Time shall be referred to in this Agreement as the “Retained Employees.”

(b) Shareholder shall be responsible to provide continuation coverage pursuant to the requirements of Code Section 4980B and Treasury regulations thereunder and Part 6 of Title I of ERISA (“COBRA Coverage”) to any qualified beneficiaries under any Plan required to provide COBRA Coverage. Purchaser shall be responsible in accordance with the requirements of Code Section 4980B and Treasury regulations thereunder and Article 6 of Title I of ERISA to provide COBRA Coverage with respect to each of the Hired Employees (and their dependents) whose qualifying event occurs on or after the date on which the Facility’s employees become Hired Employees and who become qualified beneficiaries of a Purchaser health plan subject to COBRA Coverage.

(c) Shareholder and Purchaser shall cooperate to enable any Retained Employees who have an outstanding nondelinquent participant loan from any Plan that is a 401(k) or other retirement plan qualified under Section 401(a) of the Code in which the Retained Employee participated to transfer his or her Plan account, including the participant loan, directly to a plan of Purchaser or one of its Affiliates that is a 401(k) or other retirement plan qualified under Section 401(a) of the Code in which the Retained Employee will participate after the Closing, so that such Retained Employee’s repayment obligation with respect to any participant loan is not accelerated merely on account of the Retained Employee’s having a “severance from employment” within the meaning of Section 401(k)(2)(B)(i)(I) of the Code.

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6.5 Termination Cost Reports. Shareholder shall file with Government Programs and third-party payors any cost reports relating to the Company’s operations in periods ending on or before the Effective Time or required to be filed as a result of the consummation of (a) the transfer of the Shares to Purchaser and (b) the transactions contemplated by this Agreement (the “Cost Reports”). All such Cost Reports shall be filed by Shareholder in a manner that is consistent with current laws, rules and regulations. Shareholder shall provide Purchaser with a reasonable opportunity to review such reports before filing.

6.6 S Corporation Status. The Company and Shareholder shall not revoke the Company’s election to be taxed as an S corporation within the meaning of Code Sections 1361 and 1362. The Company and Shareholder shall not take or allow any action (other than the sale of the Shares pursuant to this Agreement) that would result in the termination of the Company’s status as a validly electing S corporation within the meaning of Code Sections 1361 and 1362.

6.7 Removal of Information from Shareholder’s Web Site. Within five (5) days after Closing, Shareholder shall remove all links and references to the Facility from the web sites of Shareholder and all of its Affiliates.

6.8 Non-Solicitation. In exchange for the Purchase Price and other consideration provided for in this Agreement, Shareholder hereby agrees on behalf of itself and each of its Affiliates that for a period of two (2) years after Closing, none of Shareholder nor any of its Affiliates, directly or indirectly, shall:

(a) solicit or encourage any employee of the Company after the Effective Time to work for any Person other than the Company; or

(b) employ or otherwise engage Kendall Payne or any other Person who was employed by the Company as of October 31, 2005, or at any time after such date.

6.9 401(k) Matching Testing and Contributions. Before April 15, 2006, Shareholder shall perform all legally required discrimination testing on Shareholder’s 401(k) Plan and shall immediately notify Purchaser and the Company of the results of such testing, and unless such items are included in the calculation of the Net Assets Payment, Shareholder shall promptly make all appropriate matching contributions due to the Retained Employees under Shareholder’s 401(k) Plan as a result of the Retained Employees being employees of the Company as of December 31, 2005. To the extent such amounts are included in the calculation of the Net Assets Payment, Purchaser shall cause the Company to promptly make such matching contributions after such notification. To the extent any additional amounts are duly paid by the Company for matching contributions which were not included in the calculation of the Net Assets Payment, such amounts shall be included in the final determination of Net Assets.

6.10 Efforts to Collect Accounts Receivable. Purchaser shall cause the Company to use commercially reasonable efforts to collect the Accounts Receivable for one hundred eighty-one (181) days following the Effective Date. Purchaser shall cause the Company to assign any uncollected Accounts Receivable as of June 30, 2006, to Shareholder and shall provide Shareholder with a listing of such uncollected Accounts Receivable, along with the Company’s files relating to such uncollected Accounts Receivable.

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6.11 Noncompetition. In exchange for the Purchase Price and other consideration provided for in this Agreement, Shareholder hereby agrees on behalf of itself and each of its Affiliates that for a period of two (2) years after Closing, none of Shareholder nor any of its Affiliates, directly or indirectly, shall:

(a) take any action to divert any patient referrals away from the Facility or that in accordance with past practices would have been made to the Facility except as described in Schedule 6.11;

(b) own or operate a behavioral health facility in the State of Utah; or

(c) use any confidential information of the Company or the Facility to the detriment of the Company or the Facility.

6.12 Payroll Items. To the extent such amounts are included in the calculation of the Net Assets Payment, Purchaser shall be responsible for and, consistent with past practices, shall pay all amounts related to payroll to the Retained Employees of the Company and Kendall Payne for the period ended December 31, 2005, and shall make such payments to these employees on or before January 6, 2006. Purchaser shall also cause the Company to pay all bonuses related to such Persons’ performance in 2005 due to the Retained Employees and Kendall Payne on the normally-scheduled dates such bonuses are paid to the extent such amounts are included or should have been included in the calculation of the Net Assets Payment. To the extent any additional amounts are duly paid for bonuses which were not included in the calculation of the Net Assets Payment, such amounts shall be included in the final determination of Net Assets.

6.13 Taxes. In accordance with Section 8.1, Shareholder shall timely file and make all payments due under all Tax returns required to be filed by the Company relating to all periods before the Effective Time.

ARTICLE 7

SURVIVAL AND INDEMNIFICATION

7.1 Survival. Except as expressly set forth in this Agreement to the contrary, all representations, warranties, covenants, agreements and indemnifications of Purchaser, Shareholder and the Company, respectively, contained in this Agreement or in any document delivered pursuant hereto shall be deemed to be material and to have been relied upon by Purchaser and Shareholder, respectively. All representations and warranties of Purchaser, Shareholder and the Company shall continue to be fully effective and enforceable following the Effective Time for two (2) years and shall thereafter be of no further force and effect; provided, however, that, if there is at the end of such two (2) year period an outstanding notice of a claim made in compliance with the terms of Section 7.4, such applicable period shall not end in respect of such claim until such claim is resolved. Notwithstanding the above, the representations and warranties contained in Sections 2.1, 2.2, 2.3, 2.4, 2.6, 2.8, 2.23 and 2.25, and the rights to indemnity set forth in Section 7.2 hereof with respect to such representations and warranties shall continue to be fully effective and enforceable indefinitely.

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7.2 Indemnification of Purchaser by Shareholder.

(a) Indemnification. Shareholder shall keep and save Purchaser and Purchaser’s officers, directors, employees, agents and other representatives and the Company and the Company’s officers, directors, employees, agents and other representatives forever harmless from and shall indemnify and defend Purchaser and the Company against any and all obligations, judgments, liabilities, penalties, violations, fees, fines, claims, losses, costs, demands, damages, liens, encumbrances and expenses including reasonable attorneys’ fees (collectively, “Damages”), to the extent arising or resulting from (i) any breach of any representation or warranty of Shareholder or the Company under this Agreement or any documents delivered pursuant hereto, (ii) any breach or default by Shareholder or the Company of any covenant or agreement of Shareholder or the Company under this Agreement or any documents delivered pursuant hereto, (iii) all Taxes of the Company or KIDS Alaska attributable to any Tax period (or portion thereof) ending on or prior to the Effective Time (referred to herein as “Tax Claims”), (iv) any professional liability claim arising out of the business operations of the Company or the Facility prior to the Effective Time, (v) any claim by a third party with respect to any act or omission, which claim has accrued, arisen, or come into existence at any time prior to the Effective Time, and (vi) any matter disclosed in Schedule 7.2(a)(vii). No provision in this Agreement shall prevent Shareholder from pursuing any of its legal rights or remedies that may be granted to Shareholder by law against any Person other than Purchaser.

(b) Indemnification Limitations. Notwithstanding any provision to the contrary contained in this Agreement, except for items relating to any Tax Claims, Shareholder shall be under no liability to indemnify Purchaser or the Company under Sections 7.2(a)(i) and 7.2(a)(ii) and no claim under Sections 7.2(a)(i) and 7.2(a)(ii) shall be made:

(i) unless notice thereof shall have been given by or on behalf of Purchaser to Shareholder in the manner provided in Section 7.4, unless failure to provide such notice in a timely manner does not materially impair Shareholder’s ability to defend their respective rights, mitigate damages, seek indemnification from a third party or otherwise protect its interests;

(ii) to the extent that any loss may be recovered under a policy of insurance in force on the date of loss; provided, however, that this Section 7.2(b)(ii) shall not apply to the extent that coverage under the applicable policy of insurance is denied by the applicable insurance carrier;

(iii) to the extent such claim relates to an obligation or liability for which Purchaser has agreed to indemnify Shareholder pursuant to Section 7.3; or

(iv) to the extent related to a claim under Section 7.2(a)(i) or a claim under Section 7.2(a)(ii) for Shareholder’s or the Company’s breach of any covenant required to be performed or satisfied at or prior to Closing, or accrue to Purchaser unless the liability of Shareholder or the Company in respect of any single claim or multiple claims in the aggregate exceeds Twenty Thousand Dollars ($20,000) (a “Relevant Claim”) in which event Purchaser shall be entitled to seek indemnification for the total amount of the Relevant Claim(s).

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7.3 Indemnification of Shareholder by Purchaser.

(a) Indemnification. Purchaser shall keep and save Shareholder forever harmless from and shall indemnify and defend Shareholder against any and all Damages, to the extent arising or resulting from (i) any breach of any representation or warranty of Purchaser under this Agreement, (ii) any breach or default by Purchaser under any covenant or agreement of Purchaser under this Agreement, (iii) any professional liability claim arising out of the business operations of the Company on and after the Effective Time, and (iv) any claim by a third party with respect to any act or omission of Purchaser in connection with the operation of the Company, which claim has accrued, arisen or come into existence at any time after the Effective Time. No provision in this Agreement shall prevent Purchaser from pursuing any of its legal rights or remedies that may be granted to Purchaser by law against any person or legal entity other than Shareholder.

(b) Indemnification Limitations. Notwithstanding any provision to the contrary contained in this Agreement, Purchaser shall be under no liability to indemnify Shareholder under Section 7.3(a)(i) or Section 7.3(a)(ii) and no claim under Section 7.3(a)(i) or Section 7.3(a)(ii) shall be made:

(i) unless notice thereof shall have been given by or on behalf of Shareholder to Purchaser in the manner provided in Section 7.4, unless failure to provide such notice in a timely manner does not materially impair Purchaser’s ability to defend its rights, mitigate damages, seek indemnification from a third party or otherwise protect its interests;

(ii) to the extent that any Damages may be recovered under a policy of insurance in force on the date of loss; provided, however, that this Section 7.3(b)(ii) shall not apply to the extent that coverage under the applicable policy of insurance is denied by the applicable insurance carrier; or

(iii) to the extent related to a claim under Section 7.3(a)(i) or a claim under Section 7.3(a)(ii) for Purchaser’s breach of any covenant required to be performed or satisfied at or prior to Closing, or accrue to Shareholder unless and only to the extent that the actual liability of Purchaser in respect of any single claim or multiple claims in the aggregate exceeds the Relevant Claim amount in which event Shareholder shall be entitled to seek indemnification for the total amount of the Relevant Claim(s).

7.4 Method of Asserting Claims. All claims for indemnification under this Article 7 by any Person entitled to indemnification (an “Indemnified Party”) under this Article 7 will be asserted and resolved as follows:

(a) In the event any claim or demand, for which a Party hereto (an “Indemnifying Party”) would be liable for the Damages to an Indemnified Party, is asserted against or sought to be collected from an Indemnified Party by a Person other than Shareholder, Purchaser or their Affiliates (a “Third Party Claim”), the Indemnified Party shall give a notice of its claim (a “Claim Notice”) to the Indemnifying Party within thirty (30) calendar days after the Indemnified Party receives written notice of such Third Party Claim; provided, however, that notice shall be given by the Indemnified Party to the Indemnifying Party within fifteen (15)

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calendar days after receipt of a complaint, petition or institution of other formal legal action against the Indemnified Party. If the Indemnified Party fails to provide the Claim Notice within such applicable time period after the Indemnified Party receives written notice of such Third Party Claim and thereby materially impairs the Indemnifying Party’s ability to protect its interests, the Indemnifying Party will not be obligated to indemnify the Indemnified Party with respect to such Third Party Claim. The Indemnifying Party will notify the Indemnified Party within thirty (30) calendar days after receipt of the Claim Notice (the “Notice Period”) whether the Indemnifying Party desires, at the sole cost and expense of the Indemnifying Party, to defend the Indemnified Party against such Third Party Claim.

(i) If the Indemnifying Party notifies the Indemnified Party within the Notice Period that the Indemnifying Party desires to defend the Indemnified Party with respect to the Third Party Claim pursuant to this Section 7.4(a), then the Indemnifying Party will have the right to defend, at its sole cost and expense, such Third Party Claim by all appropriate proceedings, which proceedings will be prosecuted by the Indemnifying Party to a final conclusion or will be settled at the discretion of the Indemnifying Party. The Indemnifying Party will have full control of such defense and proceedings, including any compromise or settlement thereof. Notwithstanding the foregoing, the Indemnified Party may, at its sole cost and expense, file during the Notice Period any motion, answer or other pleadings that the Indemnified Party may deem necessary or appropriate to protect its interests or those of the Indemnifying Party and which is not prejudicial, in the reasonable judgment of the Indemnifying Party, to the Indemnifying Party. Except as provided in Section 7.4(a)(ii) hereof, if an Indemnified Party takes any such action that is prejudicial and causes a final adjudication that is adverse to the Indemnifying Party, the Indemnifying Party will be relieved of its obligations hereunder with respect to the portion of such Third Party Claim prejudiced by the Indemnified Party’s action. If requested by the Indemnifying Party, the Indemnified Party agrees, at the sole cost and expense of the Indemnifying Party, to cooperate with the Indemnifying Party and its counsel in contesting any Third Party Claim that the Indemnifying Party elects to contest, or, if appropriate and related to the Third Party Claim in question, in making any counterclaim against the Person asserting the Third Party Claim, or any cross-complaint against any Person (other than the Indemnified Party or any of its Affiliates). The Indemnified Party may participate in, but not control, any defense or settlement of any Third Party Claim controlled by the Indemnifying Party pursuant to this Section 7.4(a)(i), and except as specifically provided in this Section 7.4(a)(i), the Indemnified Party will bear its own costs and expenses with respect to such participation.

(ii) If the Indemnifying Party fails to notify the Indemnified Party within the Notice Period that the Indemnifying Party desires to defend the Indemnified Party pursuant to this Section 7.4(a), or if the Indemnifying Party gives such notice but fails to prosecute diligently or settle the Third Party Claim, or if the Indemnifying Party fails to give any notice whatsoever within the Notice Period, then the Indemnified Party will have the right to defend, at the sole cost and expense of the Indemnifying Party, the Third Party Claim by all appropriate proceedings, which proceedings will be promptly and reasonably prosecuted by the Indemnified Party to a final conclusion or will be settled at the discretion of the Indemnified Party. The Indemnified Party will have full control of such defense and proceedings, including any compromise or settlement thereof; provided, however, that if requested by the Indemnified Party, the Indemnifying Party agrees, at the sole cost and expense of the Indemnifying Party, to cooperate with the Indemnified Party and its counsel in contesting any Third Party Claim which

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the Indemnified Party is contesting, or, if appropriate and related to the Third Party Claim in question, in making any counterclaim against the Person asserting the Third Party Claim, or any cross-complaint against any Person (other than the Indemnifying Party or any of its Affiliates). Notwithstanding the foregoing provisions of this Section 7.4(a)(ii), if the Indemnifying Party has notified the Indemnified Party with reasonable promptness that the Indemnifying Party disputes its liability to the Indemnified Party with respect to such Third Party Claim and if such dispute is resolved in favor of the Indemnifying Party, the Indemnifying Party will not be required to bear the costs and expenses of the Indemnified Party’s defense pursuant to this Section 7.4(a)(ii). Subject to the above terms of this Section 7.4(a)(ii), the Indemnifying Party may participate in, but not control, any defense or settlement controlled by the Indemnified Party pursuant to this Section 7.4(a)(ii), and the Indemnifying Party will bear its own costs and expenses with respect to such participation. The Indemnified Party shall give sufficient prior notice to the Indemnifying Party of the initiation of any discussions relating to the settlement of a Third Party Claim to allow the Indemnifying Party to participate therein.

(b) In the event any Indemnified Party should have a claim against any Indemnifying Party hereunder that does not involve a Third Party Claim being asserted against or sought to be collected from the Indemnified Party, the Indemnified Party shall deliver an Indemnity Notice to the Indemnifying Party. (The term “Indemnity Notice” shall mean written notification of a claim for indemnity under Article 7 hereof (which claim does not involve a Third Party Claim or Tax Claim) by an Indemnified Party to an Indemnifying Party pursuant to this Section 7.4, specifying the nature of and specific basis for such claim and the amount or the estimated amount of such claim.) The failure by any Indemnified Party to give the Indemnity Notice shall not impair such Party’s rights hereunder except to the extent that an Indemnifying Party demonstrates that it has been prejudiced thereby.

(c) If the Indemnifying Party does not notify the Indemnified Party within thirty (30) calendar days following its receipt of a Claim Notice or an Indemnity Notice that the Indemnifying Party disputes its liability to the Indemnified Party hereunder, such claim specified by the Indemnified Party will be conclusively deemed a liability of the Indemnifying Party hereunder and the Indemnifying Party shall pay the amount of such liability to the Indemnified Party on demand, or on such later date (i) in the case of a Third Party Claim, as the Indemnified Party suffers the Damages in respect of such Third Party Claim, or (ii) in the case of an Indemnity Notice in which the amount of the claim is estimated, when the amount of such claim becomes finally determined. If the Indemnifying Party has timely disputed its liability with respect to such claim, as provided above, the Indemnifying Party and the Indemnified Party agree to proceed in good faith to negotiate a resolution of such dispute, and if not resolved through negotiations, such dispute will be resolved by adjudication by a court or similar tribunal.

(d) The Indemnified Party agrees to give the Indemnifying Party reasonable access to the books and records and employees of the Indemnified Party in connection with the matters for which indemnification is sought hereunder, to the extent the Indemnifying Party reasonably deems necessary in connection with its rights and obligations hereunder.

(e) The Indemnified Party shall assist and cooperate with the Indemnifying Party in the conduct of litigation, the making of settlements and the enforcement of any right of contribution to which the Indemnified Party may be entitled from any Person in connection with

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the subject matter of any litigation subject to indemnification hereunder. In addition, the Indemnified Party shall, upon request by the Indemnifying Party or counsel selected by the Indemnifying Party (without payment of any fees or expenses to the Indemnified Party or an employee thereof), attend hearings and trials, assist in the securing and giving of evidence, assist in obtaining the presence or cooperation of witnesses, and make available its own personnel; and shall do whatever else is necessary and appropriate in connection with such litigation. The Indemnified Party shall not make any demand upon the Indemnifying Party or counsel for the Indemnifying Party in connection with any litigation subject to indemnification hereunder, except a general demand for indemnification as provided hereunder. If the Indemnified Party shall fail to perform such obligations as Indemnified Party hereunder or to cooperate fully with the Indemnifying Party in Indemnifying Party’s defense of any suit or proceeding, such cooperation to include, without limitation, attendance at all depositions and the provision of all documents relevant to the defense of any claim, then, except where such failure does not have an adverse effect on the Indemnifying Party’s defense of such claims, the Indemnifying Party shall be released from all of its obligations under this Agreement with respect to that suit or proceeding and any other claims which had been raised in such suit or proceeding.

(f) Following indemnification as provided for hereunder, the Indemnifying Party shall be subrogated to all rights of the Indemnified Party with respect to all persons or entities relating to the matter for which indemnification has been made.

ARTICLE 8

TAX AND COST REPORT MATTERS

8.1 Tax Matters.

(a) After the Closing Date, the Parties shall cooperate fully with each other and shall make available to each other, as reasonably requested, all information, records or documents relating to Tax liabilities or potential Tax liabilities attributable to the Company and/or KIDS Alaska for all periods prior to the Effective Time and shall preserve all such information, records and documents at least until the expiration of any applicable statute of limitations (including extensions thereof). The Parties shall also make available to each other as reasonably required, and at the reasonable cost of the requesting Party (for out-of-pocket costs and expenses only), personnel responsible for preparing or maintaining information, records and documents in connection with Tax matters.

(b) Shareholder shall prepare or cause to be prepared and file or cause to be filed on a timely basis all Tax returns for the Company and KIDS Alaska for all periods ending on or prior to the Closing Date that are filed after the Closing Date. Shareholder shall permit Purchaser to review and comment on each such Tax return described in the preceding sentence prior to filing. To the extent permitted by applicable law, Shareholder shall include any income, gain, loss, deduction or other tax items for such periods on their Tax returns in a manner consistent with the tax information furnished by the Company to Shareholder for such periods.

(c) The Parties agree that (A) all Taxes with respect to the Company and KIDS Alaska attributable to any Tax period (or portion thereof) ending on or prior to the Effective Time and any Taxes attributable to the sale of the Shares pursuant to this Agreement

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shall be borne by, shall be the responsibility of and shall be paid by Shareholder and (B) all other Taxes with respect to the Company and KIDS Alaska shall be borne by, shall be the responsibility of and shall be paid by the Company and KIDS Alaska as required by applicable law.

8.2 Cost Report Matters.

(a) Purchaser shall forward to Shareholder any and all correspondence relating to the Cost Reports or rights to settlements and retroactive adjustments on Cost Reports (“Agency Settlements”) within five (5) business days of receipt by Purchaser. Purchaser shall not reply to any such correspondence without Shareholder’s written approval. Purchaser shall remit any receipts relating to the Cost Reports or the Agency Settlements within five (5) business days after receipt by Purchaser and will forward any demand for payments within five (5) business days. Purchaser (and its successors-in-interest, assigns and Affiliates) shall have neither the right to offset amounts payable to Shareholder under this Section 8.2 against, nor the right to contest its obligation to transfer, assign and convey to Shareholder because of, outstanding claims, liabilities or obligations asserted by Purchaser against Shareholder including pursuant to the indemnification provisions of Section 7.2. Shareholder shall retain all rights to Cost Reports including, without limitation, any payables resulting therefrom or receivables relating thereto and the right to appeal any Medicare determinations relating to the Agency Settlements and Cost Reports.

(b) Upon reasonable notice and during normal business office hours, Purchaser will cooperate with Shareholder in regard to the preparation, filing, handling, and appeals of Cost Reports. Upon reasonable notice and during normal business office hours, Purchaser will cooperate with Shareholder in connection with any cost report disputes and/or other claim adjudication matters relative to governmental program reimbursement. Such cooperation shall include the providing of statistics and obtaining files at the Facility and the coordination with Shareholder pursuant to adequate notice of Medicare and Medicaid exit conferences or meetings.

ARTICLE 9

MISCELLANEOUS PROVISIONS

9.1 Entire Agreement. This Agreement, the Disclosure Schedules, the Exhibits and the documents referred to in this Agreement contain the entire understanding between the Parties with respect to the transactions contemplated hereby and supersede all prior or contemporaneous agreements, understandings, representations and statements, oral or written, between the Parties on the subject matter hereof (the “Superseded Agreements”), which Superseded Agreements shall be of no further force or effect.

9.2 Further Assurances and Cooperation. Shareholder shall execute, acknowledge and deliver to Purchaser any and all other assignments, consents, approvals, conveyances, assurances, documents and instruments reasonably requested by Purchaser at any time and shall take any and all other actions reasonably requested by Purchaser at any time for the purpose of more effectively assigning, transferring, granting, conveying and confirming to Purchaser, the assets of the Company. After consummation of the transactions contemplated in this Agreement,

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the Parties agree to cooperate with each other and take such further actions as may be necessary or appropriate to effectuate, carry out and comply with all of the terms of this Agreement, the documents referred to in this Agreement and the transactions contemplated hereby.

9.3 Successors and Assigns. All of the terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the respective successors and assigns of the Parties hereto; provided, however, that no Party hereto may assign any of its rights or delegate any of its duties under this Agreement without the prior written consent of the other Parties, except that Purchaser may assign any of its rights or delegate any of its duties under this Agreement to any Affiliate.

9.4 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Utah as applied to contracts made and to be performed entirely within the State of Utah. The Parties hereby waive their right to assert in any proceeding involving this Agreement that the law of any other jurisdiction shall apply to such dispute; and the Parties hereby covenant that they shall assert no such claim in any dispute arising under this Agreement.

9.5 Amendments. This Agreement may not be amended other than by a written instrument signed by the Parties hereto.

9.6 Notices. Any notice, demand or communication required, permitted, or desired to be given hereunder shall be deemed effectively given when personally delivered, when received by facsimile or overnight courier, or five (5) calendar days after being deposited in the United States mail, with postage prepaid thereon, certified or registered mail, return receipt requested, addressed as follows:

If to Shareholder:	KIDS Behavioral Health, LLC 9436 Double R Boulevard, Suite A Reno, Nevada 89509 Attention: President Facsimile No.: (775) 825-5596

If to Purchaser or the Company:	Horizon Health Hospital Services, Inc. c/o Horizon Health Corporation 1500 Waters Ridge Drive Lewisville, Texas 75057 Attention: President Facsimile No.: (972) 420-4060

With copies to:	Horizon Health Corporation 1500 Waters Ridge Drive Lewisville, Texas 75057 Attention: General Counsel Facsimile No.: (972) 420-7789

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Strasburger & Price, L.L.P. 901 Main Street, Suite 4300 Dallas, Texas 75202 Attention: Thomas W. Burton, Esq. Facsimile No.: (214) 651-4330

or at such other address for a Party as such Party may designate by notice hereunder to the other Parties.

9.7 Headings. The section and other headings contained in this Agreement, the Disclosure Schedules, and the Exhibits to this Agreement are included for the purpose of convenient reference only and shall not restrict, amplify, modify or otherwise affect in any way the meaning or interpretation of this Agreement, the Disclosure Schedules and Exhibits hereto.

9.8 Confidentiality and Publicity. The Parties hereto shall hold in confidence the information contained in this Agreement, and all information related to this Agreement, which is not otherwise known to the public, shall be held by each Party hereto as confidential and proprietary information and shall not be disclosed without the prior written consent of the other Parties; provided, however, each Party shall be permitted to provide a copy of this Agreement to any applicable governmental or administrative authorities as reasonably required or necessary. Accordingly, Purchaser and Shareholder shall not discuss with, or provide nonpublic information to, any third party (except for such party’s attorneys, accountants, directors, officers and employees, the directors, officers and employees of any Affiliate of any Party hereto will agree to be bound by the confidentiality provisions of this Agreement, and other consultants and professional advisors) concerning this transaction prior to the Effective Time, except: (a) as required in governmental filings or judicial, administrative or arbitration proceedings; (b) pursuant to public announcements made with the prior written approval of Shareholder and Purchaser; or (c) as otherwise required by applicable law.

9.9 Third Party Beneficiary. None of the provisions contained in this Agreement are intended by the Parties, nor shall they be deemed, to confer any benefit on any person not a Party to this Agreement.

9.10 Expenses and Attorneys’ Fees. Except as otherwise provided in this Agreement, each Party shall bear and pay its own costs and expenses relating to the preparation of this Agreement and to the transactions contemplated by, or the performance of or compliance with any condition or covenant set forth in, this Agreement, including without limitation, the disbursements and fees of their respective attorneys, accountants, advisors, agents and other representatives, incidental to the preparation and carrying out of this Agreement, whether or not the transactions contemplated hereby are consummated. Shareholder shall bear and indemnify Purchaser against and hold Purchaser harmless from all sales or transfer Taxes and recording charges in connection with the conveyance of the Shares to Purchaser. If any action is brought by any Party to enforce any provision of this Agreement, the prevailing Party shall be entitled to recover its court costs and reasonable attorneys’ fees.

9.11 No Waiver. Any term, covenant or condition of this Agreement may be waived at any time by the Party which is entitled to the benefit thereof but only by a written notice signed

STOCK PURCHASE AGREEMENT – Page 44

by the Party expressly waiving such term, covenant or condition. The subsequent acceptance of performance hereunder by a Party shall not be deemed to be a waiver of any preceding breach by any other Party of any term, covenant or condition of this Agreement, other than the failure of such other Party to perform the particular duties so accepted, regardless of the accepting Party’s knowledge of such preceding breach at the time of acceptance of such performance. The waiver of any term, covenant or condition shall not be construed as a waiver of any other term, covenant or condition of this Agreement.

9.12 Severability. If any term, provision, condition or covenant of this Agreement or the application thereof to any Party or circumstance shall be held to be invalid or unenforceable to any extent in any jurisdiction, then the remainder of this Agreement and the application of such term, provision, condition or covenant in any other jurisdiction or to persons or circumstances other than those as to whom or which it is held to be invalid or unenforceable, shall not be affected thereby, and each term, provision, condition and covenant of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

9.13 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement, binding on all of the Parties hereto.

[Remainder of Page Intentionally Left Blank]

STOCK PURCHASE AGREEMENT – Page 45

IN WITNESS WHEREOF, this Stock Purchase Agreement has been executed and delivered as of the day and year first above written.

PURCHASER:

HORIZON HEALTH HOSPITAL SERVICES, INC., a Delaware corporation

By:	/s/ DAVID K. WHITE
Name:	David K. White
Title:	President

SHAREHOLDER:

KIDS BEHAVIORAL HEALTH, LLC, a Nevada limited liability company

By:	/s/ BILL VICKERS
Name:	Bill Vickers
Title:	President

COMPANY:

KIDS BEHAVIORAL HEALTH OF UTAH, INC., a Utah corporation

By:	/s/ BILL VICKERS
Name:	Bill Vickers
Title:	President

STOCK PURCHASE AGREEMENT – Page 46